Exhibit 10.4

TERM LOAN
CREDIT AGREEMENT

dated as of

September 30, 2013

among

JOE’S JEANS INC.

AND CERTAIN OF ITS SUBSIDIARIES PARTY HERETO,

each as a Borrower or Guarantor,

EACH OF THE LENDERS PARTY HERETO,

GARRISON LOAN AGENCY SERVICES LLC,
as Administrative Agent, Collateral Agent, Lead Arranger, Documentation Agent and Syndication Agent

i

List of Exhibits and Schedules

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	[Reserved]
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Form of Perfection Certificate
Exhibit F	[Reserved]

Schedules

Schedule 1.01(a)	Acquisition Documents
Schedule 1.01(b)	EBITDA
Schedule 3.05	Intellectual Property
Schedule 3.09	Taxes
Schedule 3.12	Material Agreements
Schedule 3.15	Capitalization and Subsidiaries
Schedule 3.17	Financial Statements
Schedule 3.18	Labor Matters
Schedule 3.19	Affiliate Transactions
Schedule 3.23	Real Property
Schedule 3.24	Environmental Matters
Schedule 3.25	Insurance
Schedule 3.26	Deposit Accounts
Schedule 6.01	Permitted Indebtedness
Schedule 6.02	Permitted Liens
Schedule 6.04	Investments

Schedule 6.08	Restrictive Agreements

Annexes

Annex I	Commitment Schedule

v

TERM LOAN
CREDIT AGREEMENT

TERM LOAN CREDIT AGREEMENT dated as of September 30, 2013 (as it may be amended, amended and restated, or otherwise modified from time to time, this “Agreement”), among JOE’S JEANS INC., a Delaware corporation (the “Parent”), JOE’S JEANS SUBSIDIARY, INC., a Delaware corporation (the “Administrative Borrower”), each of Parent’s domestic Subsidiaries identified on the signature pages hereof as a “Borrower” (together with the Administrative Borrower, the “Borrowers”), the Persons identified on the signature pages hereof as a “Guarantor”, the Lenders party hereto and GARRISON LOAN AGENCY SERVICES LLC, as Administrative Agent, Collateral Agent, Lead Arranger, Documentation Agent and Syndication Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to the Loans, refers to whether such Loans are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means the purchase by Parent of all of the issued and outstanding shares of the stock of Hudson Clothing Holdings, Inc. pursuant to the Stock Purchase Agreement.

“Acquisition Documentation” means, collectively, the agreements, documents and instruments listed on Schedule 1.01(a).

“Administrative Agent” means Garrison Loan Agency Services LLC, in its capacity as administrative agent for the Lenders hereunder, together with its successors and assigns.

“Administrative Borrower” has the meaning set forth in Section 9.18.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.07 hereof:

(a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means the aggregate principal amount of the Commitments of all the Lenders, which Aggregate Commitment shall initially be in the principal amount of $60,000,000.

“Aggregate Term Loan Exposure” means, at any time, the aggregate Term Loan Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the most recently available Three-Month LIBO Rate plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annualized Basis” means, with respect to the Fixed Charges for any measurement period, the product of (i) the Fixed Charges for such period divided by the number of calendar days in such period times (ii) 365.

“Anti-Terrorism Laws” means any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No.  13224 (effective September 24, 2001) and the Patriot Act.

“Applicable ECF Percentage” means, as to any Fiscal Year, (i) if the Leverage Ratio as of the end of such Fiscal Year is greater than or equal to 2.00 to 1.00, 75%, (ii) if the Leverage Ratio as of the end of such Fiscal Year is less than to 2.00 to 1.00 and greater than or equal to 1.00 to 1.00, 50% and (iii) if the Leverage Ratio as of the end of such Fiscal Year is less than 1.00 to 1.00, 25%.

“Applicable Percentage” means, with respect to any Lender, a portion equal to a fraction the numerator of which is such Lender’s Term Loan Exposure and the denominator of which is the Aggregate Term Loan Exposure.

“Applicable Rate” means, as of any date of determination, (i) with respect to any ABR Loan, 9.75% per annum, or (ii) with respect to any Eurodollar Loan, 10.75% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit and that is advised, administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c)

an entity or an Affiliate of an entity that advises, administers or manages a Lender; and with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Disposition” means the sale, transfer, conveyance or other disposition (including, without limitation, pursuant to any merger, consolidation or sale-leaseback transaction) by any Borrower of any asset or property of any of the Borrowers including, but not limited to, the Capital Stock of any Borrower or any Subsidiary of any Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment of Factoring Proceeds Agreement” means the Collateral Assignment and Intercreditor Agreement dated as of September 30, 2013 among Factor, Collateral Agent, the Revolving Loan Agent, Administrative Borrower and Hudson.

“Authorized Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, a Financial Officer.

“Blocked Account” means any deposit/collection account established pursuant to a Blocked Account Agreement; collectively, such accounts are referred to as the “Blocked Accounts.”

“Blocked Account Agreement” means an agreement among one or more of the Loan Parties, the Revolving Loan Agent, the Collateral Agent and a Clearing Bank, in form and substance satisfactory to the Collateral Agent, concerning the collection of payments which represent the proceeds of Accounts and other Collateral of a Loan Party.

“Blocked Person” means: (i) any Person listed in the annex to Executive Order No.  13224, (ii) any Person owned or controlled by, or acting for or on behalf of, any Person listed in the annex to Executive Order No.  13224, (iii) any Person with which any Lender and the Administrative Agent are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) any Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No.  13224, (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (vi) a Person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (vii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing Base Certificate” has the meaning set forth in the Revolving Loan Agreement.

“Borrowing Request” means a request by the Administrative Borrower for the funding of the Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which Administrative Agent or commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Unit” means the assets constituting the business or a division or operating unit thereof of any Person.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal or movable property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, units, beneficial interests (in a trust) or other equivalent evidences of ownership in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change in Control” means (a) with respect to any Loan Party (other than Parent), Parent shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens in favor of Collateral Agent and junior Liens in favor of the Revolving Loan Agent), 100% of the outstanding Capital Stock of each other Loan Party on a fully diluted basis, (b) with respect to the Parent, (i) the acquisition of beneficial ownership, by any Person or group (within the meaning of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of outstanding Capital Stock representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Parent; or (ii) a majority of the members of the board of directors of the Parent shall cease to be either (x) Persons who were members of the board of directors of the Parent on the Effective Date or (y) Persons who became members of the board of directors of the Parent after the Effective Date and whose election or nomination for election was approved by a vote or consent of a majority of the members of the board of directors of the Parent that are either described in clause (x) above or who were elected or nominated under this clause (y) or (c) the occurrence of a “Change of Control” (as such term is defined in any Subordinated Convertible Note).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (y) pursuant to Basel III shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, certificate of formation, membership agreement or similar constitutive document or agreement, its by-laws, and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Capital Stock and all other arrangements relating to the Control of such Person.

“Clearing Bank” means any banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all “Collateral” as defined in any Collateral Document, whether such “Collateral” is now existing or hereafter acquired.

“Collateral Access Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collateral Agent” means Garrison Loan Agency Services LLC, in its capacity as collateral agent for the Secured Parties hereunder and under the Collateral Documents, together with its successors and assigns, including any successor Collateral Agent appointed pursuant to Section 8.09.

“Collateral Documents” means, collectively, the Security Agreements and any other security documents delivered pursuant to this Agreement or any of the other Loan Documents to secure payment of the Obligations.

“Commitment Schedule” means the Schedule attached hereto identified as such on Annex I.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder on the Effective Date.  The amount of each Lender’s Commitment is set forth on the Commitment Schedule as a Commitment.  The initial aggregate amount of the Lenders’ Commitments is $60,000,000.

“Control” means the possession, directly or indirectly, of the power either to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means that certain Copyright Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Collateral Agent.

“Credit Card Acknowledgment” means an agreement by a credit card or debit card issuer or processor in favor of the Priority Agent or Collateral Agent, or both, acknowledging the Priority Agent’s or Collateral Agent’s first priority lien (subject to the terms of the Intercreditor Agreement) on and security interest in monies due and to become due to any Loan Party under such issuer’s or processor’s agreement with such Loan Party and agreeing to transfer all such amounts pursuant to the instructions contained therein.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Applicable Percentage of the aggregate outstanding principal amount of all Term Loans, over the aggregate outstanding principal amount of all Term Loans of such Defaulting Lender.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligation under this Agreement to make a Term Loan required to be made or funded by it hereunder within three Business Days of the date when due (unless such failure is the subject of a good faith dispute), (b) failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due (unless such failure is the subject of a good faith dispute), (c) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (d) failed within three (3) Business Days after the request of the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Term Loans, or (e) (i) been (or has a parent company that has been) determined by any Governmental Authority having regulatory authority over such Person or its assets to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, or (ii) become (or has a parent company that has become) the subject of a bankruptcy or insolvency proceeding under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect, unless in the case of any Lender subject to this clause (e), the Borrowers and Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder.

“Departing Lender” has the meaning assigned to such term in Section 2.20(b).

“Document” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Documentation Agent” means Garrison Loan Agency Services LLC, in its capacity as documentation agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in the determination of Net Income for such period, (i) Interest Expense, (ii) income tax expense net of tax refunds, (iii) depreciation and amortization expense, (iv) any non-cash charges, including, any losses attributable to the write-down of assets or impairment of assets (i.e., fixed assets) or intangibles (i.e., goodwill, other intangibles) (but excluding the write-down of Accounts or Inventory) and amortization of financing costs, in each case, for which no future cash expenditure is anticipated to be made, (v) any non-recurring losses attributable to Asset Dispositions, including without limitation dispositions of Business Units or Subsidiaries, outside the ordinary course of business, (vi) losses attributable to extra-ordinary items, (vii) any losses arising from the sale or disposition of any capital assets, (viii) non-cash income reduction adjustments derived from or related to changes in workman’s compensation reserves, general liability reserves, deferred compensation, retirement expenses, straight line rent accrual, swap losses and changes in FAS106/158 related to income, (ix) non-cash income reduction adjustments derived from realigning Hudson’s accounting policies to mirror accounting policies used by Parent, (x) non-cash income reduction adjustments derived from purchase accounting, including step up in accounting basis of cost of goods sold to record the fair market value of Hudson’s inventory on the date of the Acquisition, (xi) income reduction adjustments resulting from transaction costs associated with the Acquisition and related financing, which do not exceed $7,400,000  in the aggregate and which are paid within ninety days of the Closing Date and which are factually supported by documentation delivered to Administrative Agent, (xii) any non-cash income reduction adjustments resulting from restructuring charges relating to the integration of the Hudson and Joe’s Jeans businesses and up to $1,500,000 in the aggregate for all periods ending before the Fiscal Year ending November 30, 2014 (and after such Fiscal Year, up to $1,500,000 for each Fiscal Year thereafter) of cash income reduction adjustments resulting from restructuring charges relating to the integration of the Hudson and Joe’s Jeans businesses, (xiii) non-cash income reduction adjustments resulting from re-valuing the Indebtedness evidenced by the Subordinated Convertible Notes at fair market value, and (xiv) any non-cash income reduction adjustments related to the “Success Fee” payable to Revolving Loan Agent on the maturity date of the Revolving Loan Obligations pursuant to the fee letter among the Borrowers and Revolving Loan Agent dated as of the Effective Date,  minus (b) without duplication and to the extent included in determining Net Income for such period, the sum of (i) any gains attributable to extraordinary items, (ii) any gains attributable to the sale or disposition of any capital assets, (iii) tax benefits, (iv) non-cash income increase adjustments derived from or related to changes in closed store accruals, workman’s compensation reserves, general liability reserves, deferred compensation, retirement expenses, straight line rent accrual, swap gains and changes in FAS106/158 related to income, and write-up of assets or intangibles (i.e.  negative goodwill), (v) any non-recurring gains attributable to Asset Dispositions, including without limitation dispositions of Business Units or Subsidiaries, outside the ordinary course of business, and (vi) non-cash interest income, in each case on a consolidated basis for Holdings and its Subsidiaries for such period.  For this purpose, a “non-cash charge” and a “non-cash income reduction adjustment” are those which involve no cash expenditure in the relevant period and a “non-cash gain” and a “non-cash income increase adjustment” are those which involve no cash receipt in the relevant period.  Notwithstanding the foregoing, the parties hereto agree that EBITDA for each of the fiscal months set forth in the table on Schedule 1.01(b) hereto shall be deemed to equal the amount set forth opposite such fiscal month.  If, following the Closing Date, an accounting adjustment, excluding any accounting adjustment specifically referenced and previously incorporated into (a) and (b) of this definition, is made with respect to any period with respect to a Loan Party that would affect the calculation of EBITDA of such Loan Party for such period, then the Loan Parties shall inform Administrative Agent and the Lenders of such adjustment in the next Narrative Report deliverable hereunder and Administrative Agent may elect, by written notice to the Loan Parties, to modify EBITDA for each affected Fiscal Quarter to reflect such adjustment as Administrative Agent deems reasonably appropriate, and such adjusted EBITDA shall thereafter be deemed to be the EBITDA hereunder for such Fiscal Quarter.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.03).

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, E-System or any other equivalent electronic service, whether owned, operated or hosted by an Agent, any of an Agent’s Related Parties or any other Person.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including, without limitation, the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-Systems” means any electronic system, including IntralinksTM and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Parties or any other Person, providing for access to data protected by pass codes or other security system.

“Eligible Assignee” means a Person that is (a) a Lender or a United States-based Affiliate of a Lender; (b) an Approved Fund; (c) any commercial bank, insurance company, investment or mutual fund or other entity who is an “accredited investor” (as defined in Regulation D under the

Securities Act), who is approved by Administrative Agent  (such approval not to be unreasonably withheld or delayed) and who extends credit or buys loans as one of its businesses; or (d) during any Event of Default, any other Person approved to the Administrative Agent in its discretion  (such approval not to be unreasonably withheld or delayed); provided that absent the written consent of the Required Lenders, neither any Loan Party nor any of its Affiliates nor any holder of Revolving Loan Obligations (unless such holder acquired such Revolving Obligations pursuant to the purchase option under the Intercreditor Agreement) shall constitute an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution or protection of the environment or the preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material, or to employee health and safety matters.

“Environmental Liabilities” means all liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release or resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party, whether on, prior to or after the date hereof.

“Equipment” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who, together with the Borrowers, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA).

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to the Loans, refers to whether the Loans are bearing interest at a rate determined by reference to the Three-Month LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 9.03 hereof.

“Excess Availability” means, as of any date, the sum of (i) Availability (as defined in the Revolving Loan Agreement as in effect on the date hereof) plus (ii) the lesser of (x) Unrestricted Cash, or (y) $2,500,000.  However, if Borrowers fail to pay their respective trade payables in accordance with their historical practices, then for purposes of this Agreement, Availability shall be reduced by an amount equal to the amount of payables not so paid in accordance with such historical practices.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to: (a) the result, without duplication, of (i) Net Income for such period, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Net Income, (iii) decreases in Working Capital for such period and (iv) the aggregate net amount of non-cash losses on the disposition of property by the Parent and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Net Income, (ii) the aggregate amount actually paid by the Parent and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding (A) the principal amount of Indebtedness (including revolving loans under the Revolving Loan Agreement) incurred in connection with such expenditures and (B) any such expenditures financed with proceeds of any asset sale, any equity financing or any Extraordinary Receipts), (iii) the aggregate amount of all prepayments of revolving loans and swingline loans under the Revolving Loan Agreement during such period to the extent accompanying permanent optional reductions of the revolving commitments under the Revolving Loan Agreement and all optional prepayments of the Term Loans during such period, (iv) the aggregate amount of all regularly scheduled payments of Funded Debt (including the Term Loans) of the Parent and its Subsidiaries made in cash during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and other than in respect of any payment made under Section 2.12), (v) increases in Working Capital for such period, (vi) the aggregate net amount of non-cash gain on the disposition of property by the Parent and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Net Income, and (vii) the aggregate amount of all withholding taxes paid in cash in connection with the vesting of or repurchases of restricted Capital Stock issued by Parent or the exercise of options issued under a stock incentive plan with respect to the Capital Stock issued by Parent, in each case as reflected in the financing activities portion of the cash flow statement for Parent for such period and not included in arriving at such Net Income, provided that for such period, the aggregate amount of such taxes that may be included in this clause (vii) may not exceed $750,000.

“Excluded Taxes” means, with respect to any Person, (a) income or franchise taxes imposed on or measured by such Person’s net income by the jurisdiction under the laws of which such Person is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any other jurisdiction and (c) any United States withholding tax imposed with respect to amounts payable to a Non-U.S. Lender to the extent that such withholding tax is in effect and is applicable to such Non-U.S. Lender (after giving effect to any treaty or other applicable basis for reduction or exemption) on the date of this Agreement (or designates a new lending office) provided, that clause (c) above shall not include amounts that arise (i) as a result of an assignment or the designation of a new lending office made at the request of the Administrative Borrower under Section 2.20(b), or (ii) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.18(a).

“Extraordinary Receipts” means any Net Cash Proceeds, received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.12(b)(i), (ii) or (iv) hereof), including, without limitation, (i) foreign, federal, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Factor” means The CIT Group/Commercial Services, Inc., in its capacity as factor pursuant to the Factoring Agreement.

“Factoring Agreement” means the Amended and Restated Factoring Agreement dated September 30, 2013 among Factor, Administrative Borrower and Hudson, as amended, restated, supplemented or modified from time to time.

“Fair Market Value” means, with respect to real or immovable property of any Person, the fair market value thereof as determined in the most recent appraisal received by the Administrative Agent in accordance with the terms hereof, which appraisal shall be performed in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such date, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated as of the date hereof, among Borrowers and the Administrative Agent, as it may be amended, restated or otherwise modified from time to time.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fiscal Quarter” means a fiscal quarter of the Parent and its Subsidiaries ending on the February 28th (or February 29th in case of a leap year), May 31st, August 31st or November 30th of each year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on November 30th of each year.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Parent for the most-recently ended four Fiscal Quarters, of (a) EBITDA for such four Fiscal Quarters, plus to the extent deducted in the calculation of such EBITDA, Rentals for such four Fiscal Quarters, minus Capital Expenditures during such four Fiscal Quarters (excluding Capital Expenditures to the extent financed with Indebtedness for borrowed money (other than Indebtedness incurred hereunder or under the Revolving Loan Agreement) or to the extent actually reimbursed in cash pursuant to indemnification or reimbursement provisions of the Acquisition Documentation) to (b) Fixed Charges for such four Fiscal Quarters, all calculated for the Parent and its Subsidiaries on a consolidated basis.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense for such period, plus Rentals for such period, plus all principal payments on Indebtedness made during such period (and with respect to any revolving Indebtedness, only to the extent that such payments result in a permanent reduction in the commitments thereunder, with respect to the Term Loans, only to the extent such payment is a scheduled amortization payment (which, for the avoidance of doubt, shall not include an Excess Cash Flow principal payment made under Section 2.13(b)(v)) and with respect to the Tax Notes, only to the extent such payments exceed $1,300,000), plus expense for income taxes paid in cash during such period, plus dividends or distributions paid in cash during such period, plus Capital Lease Obligation payments (to the extent not already included in Rentals) during such period, all calculated for Parent and its Subsidiaries on a consolidated basis.  However, for the four (4) Fiscal Quarter period ending (A) on or about November 30, 2013, the components of Fixed Charges shall be calculated on an Annualized Basis using the Fixed Charges from the measurement period beginning October 1, 2013 and ending November 30, 2013, (B) on or about February 28, 2014, the components of Fixed Charges shall be calculated on an Annualized Basis using the Fixed Charges from the measurement period beginning October 1, 2013 and ending February 28, 2014, (C) on or about May 31, 2014, the components of Fixed Charges shall be calculated on an Annualized Basis using the Fixed Charges from the measurement period beginning October 1, 2013 and ending May 31, 2014, and (D) on or about August 31, 2014 the components of Fixed Charges shall be calculated on an Annualized Basis using the Fixed Charges from the measurement period beginning October 1, 2013 and ending August 31, 2014.

“Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of any Borrower, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Effective Date executed by the Loan Parties for the benefit of the Collateral Agent and the Secured Parties in substantially the form of Exhibit D.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hudson” means Hudson Clothing, LLC, a California limited liability company.

“Hudson Holdings” means Hudson Clothing Holdings, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not overdue by more than ninety (90) days), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any earn-out or similar obligation, (k) all Swap Obligations (and the amount of Indebtedness under any Swap Obligation shall be deemed the Net Mark-to-Market Exposure thereunder) and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means any and all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Effective Date executed by the Administrative Agent, the Revolving Loan Agent and the Borrowers.

“Interest Calculation Period” means a period commencing on the first day of a calendar month and expiring on the last day of such calendar month.  With respect to the first Interest Calculation Period under the Agreement, such Interest Calculation Period shall commence on the Effective Date and end on (and include) the last day of the calendar month in which the Effective Date occurs.  Interest shall accrue at the applicable rate based upon the Three-Month LIBO Rate from and including the first day of each Interest Calculation Period to and including the day on which any Interest Calculation Period expires.

“Interest Expense” means, with reference to any period, the interest expense (net of interest income) of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Interest Payment Date” means the last day of each calendar month and the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Calculation Period, the date that is two (2) Business Days prior to the first day of such Interest Calculation Period.

“Inventory” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Inventory Certificate” has the meaning set forth in the Revolving Loan Agreement.

“Lead Arranger” means Garrison Loan Agency Services LLC, in its capacity as sole lead arranger.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Indebtedness (excluding Indebtedness evidenced by the Shareholder Payment Agreement, a Tax Note or a Subordinated Convertible Note) of the Parent and its Subsidiaries on such date (provided that with respect to any Indebtedness of a revolving nature, the outstanding principal balance of such Indebtedness as of such date shall equal the greater of (x) such balance as of such date, or (ii) the product of 70% times the average daily outstanding principal balance of such Indebtedness for each day of the most recently ended Fiscal Quarter) net of the lesser of (x) Unrestricted Cash as of such date, or (y) $4,000,000 to (ii) EBITDA for the four consecutive Fiscal Quarters then ended (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter for which financial statements have been, or were required to be, delivered pursuant to Section 5.1(c)).

“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” or “Loans” means the loans and advances made by the Administrative Agent or Lenders pursuant to Article II of this Agreement.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Intercreditor Agreement, the Assignment of Factoring Proceeds Agreement, the Fee Letter and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, Collateral Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, Collateral Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means each of Parent, each of the Borrowers, each Subsidiary party to the Guarantee and Collateral Agreement, and each Subsidiary made a party hereto pursuant to Section 5.11.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to fully and timely perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Collateral Agent or the Lenders under any Loan Document.

“Material Agreement” the meaning assigned to such term in Section 3.12.

“Material Indebtedness” means Indebtedness under the Revolving Loan Agreement and other Indebtedness (other than the Loans) of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $1,500,000.  For purposes of determining Material Indebtedness, the “obligations” of the Parent or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means September 30, 2018.

“Moody’s” means Moody’s Investors Service, Inc.  or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agent and the Administrative Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate contributes or has any actual or contingent liability.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions, brokers’ fees, legal, accounting and professionals’ fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid in connection therewith, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (iv) cash taxes paid in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith or (d) Extraordinary Receipts, cash proceeds received net of (i) expenses related thereto payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid, (iii) amounts payable to holders of senior Liens on such proceeds (in each case, paid to non-Affiliates) and (iv) cash taxes paid in connection therewith.  In the case of clause (a) above, Net Cash Proceeds shall exclude any non-cash proceeds received from any sale or other disposition of assets, but shall include such proceeds when and as converted by any Loan Party to cash or other immediately available funds.

“Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Net Mark-to-Market Exposure” means, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.03(d).

“Non-U.S. Lender” means a Lender or a Participant that is (x) organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia or (y) organized under the laws of the United States of America, any State thereof, or the District of Columbia and whose separate existence from a Person that is not treated as a “United States person” for purposes of Section 7701(a)(30) of the Code is disregarded for federal income tax purposes under Treasury Regulations Section 301.7701-3 or any similar provision.

“Non-U.S. Plan” means any pension, retirement, superannuation or similar policy or arrangement sponsored, maintained or contributed to by any Borrower in a jurisdiction other than the United States of America.

“Non-U.S. Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Obligations” means: (a) all unpaid principal of and accrued and unpaid interest on the Loans (including interest that accrues or that would accrue but for the filing of a bankruptcy case or similar proceeding by a Loan Party, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding, and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any

Loan Party (or that would accrue or arise but for the commencement of any such case)); (b) the Borrowers’ liabilities to the Administrative Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Administrative Agent, on behalf of the Lenders, may make or issue to others for the account of any Borrower, the Administrative Agent’s acceptance of drafts or the Administrative Agent’s endorsement of notes or other instruments for any Borrower’s account and benefit; and (c) and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent or any indemnified party arising under the Loan Documents.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but, for the avoidance of doubt, not including any income or withholding taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning assigned to such term in the preamble to this Agreement.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Patent Security Agreement” means that certain Patent Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Collateral Agent.

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Account” means each bank account established pursuant to the Security Documents, to which the funds of the Borrowers (including proceeds of Accounts and other Collateral) are deposited or credited, and which is maintained in the name of an Agent or any Loan Party, or any of them, as the Agents may determine, on terms acceptable to the Agents.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E, completed and supplemented with the schedules and attachments contemplated thereby.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other agreement, document, undertaking, lease, indenture, mortgage, deed of trust or other instrument with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Discretion” means a determination made by an Agent in the exercise of its reasonable business judgment (from the perspective of a secured asset-based lender), exercised in good faith, based upon its consideration of any factor that (a) would reasonably be expected to materially adversely affect the quantity, quality, mix or value of any material portion of the Collateral, the enforceability or priority of the Collateral Agent’s Liens with respect to any material portion of the Collateral, or the amount that the Agents and Lenders could receive in liquidation of any material portion of the Collateral; (b) indicates that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any proceeding under debtor relief laws involving any Loan Party; or (d) creates or would reasonably be expected to result in a Default or Event of Default.  In exercising such judgment, an Agent may consider any factors that would materially increase the credit risk of lending to Borrowers on the security of the Collateral.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04 (other than Liens arising pursuant to ERISA);

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f)                                   easements, zoning restrictions, rights-of-way and encumbrances on real or immovable property that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Borrower or any Subsidiary;

(g)                                  Liens in favor of the Collateral Agent granted pursuant to any Loan Document;

(h)                                 [Reserved];

(i)                                     the filing of financing statements or the equivalent thereof in any applicable jurisdiction solely as a precautionary measure in connection with operating leases or consignment of goods;

(j)                                    leases or subleases of assets or properties of a Loan Party, in each case entered into in the ordinary course of such Loan Party’s business and not prohibited by this Agreement or any other Loan Document so long as such leases do not, individually or in the aggregate (i) interfere in any material respect with the ordinary conduct or business of such Loan Party and (ii) materially impair the use or the value of the property or assets subject thereto;

(k)                                 [Reserved];

(l)                                     any Lien on any property or asset of any Loan Party or its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(m)                             Liens securing Indebtedness incurred pursuant to Section 6.01(f) to finance the acquisition of fixed or capital assets; provided that such Liens shall not apply to any property or assets of such Loan Party or its Subsidiaries other than the assets financed by such Indebtedness;

(n)                                 other Liens (other than Liens arising pursuant to ERISA) not of a type set forth in clauses (a) through (f) above incurred in the ordinary course of business of any Loan Party so long as neither (i) the aggregate outstanding principal amount of obligations secured thereby nor (ii) the aggregate fair market value of the assets subject thereto exceeds $1,500,000;

(o)                                 Liens in favor of Factor encumbering the Factor Collateral (as defined in the Assignment of Factoring Proceeds Agreement) to the extent (and only to the extent) securing the Borrowers’ obligations (which shall not include obligations for borrowed money, letter of credit reimbursement obligations or other similar financial accommodations) under the Factoring Agreement and the documents, agreements and instruments relating thereto for services provided by Factor, in all cases subject to the terms of the Assignment of Factoring Proceeds Agreement and in all cases subject to, unless otherwise agreed by the Administrative Agent in writing at its sole option, the Ledger Reserve (as defined in the Revolving Loan Agreement as in effect on the date hereof) being maintained as a constant reserve against Availability under the Revolving Loan Agreement;

(p)                                 Liens (including Liens granted pursuant to a refinancing of the Revolving Loan Obligations) on Collateral in favor of the Revolving Loan Agent securing the Loan Parties’ obligations under the Revolving Loan Documents, in all cases subject to the terms of the Intercreditor Agreement;

(q)                                 Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, so long as such payments are not past due (unless being contested in compliance with Section 5.04 hereof);

(r)                                    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements; and

(s)                                   renewals or extensions of Liens permitted to secure Indebtedness permitted to be incurred pursuant to Section 6.01(h).

For the avoidance of doubt, no reference to Permitted Encumbrances in this Agreement or any other Loan Document shall constitute a subordination of any Lien granted in favor of any Agent or Lender.

“Permitted Investments” means:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P, at least P-1 by Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  money market funds that (i) have substantially all of their assets invested continuously in the types of investments listed in clauses (a), (b), (c) and (d) above, (ii) are rated AAA by S&P, Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and expressly excluding, for the avoidance to doubt, the Parent’s 401(k) Plan.

“Post-Closing Letter” means the Post-Closing Letter dated as of the date hereof by the Loan Parties in favor of the Administrative Agent.

“Prepayment Fee” means a fee payable to the Administrative Agent, for the benefit of the Lenders, in the following amount:

Period during which early payment or acceleration occurs	Prepayment Fee

On or prior to the first anniversary of the date of this Agreement	3.0% of the Aggregate Term Loan Exposure repaid pursuant to Section 2.12 (other than Section 2.12(b)(v)) or accelerated.

After the first anniversary of the date of this Agreement but on or prior to the second anniversary of the date of this Agreement	2.00% of the Aggregate Term Loan Exposure repaid pursuant to Section 2.12 (other than Section 2.12(b)(v)) or accelerated.

After the second anniversary of the date of this Agreement but on or prior to the third anniversary of the date of this Agreement	1.00% of the Aggregate Term Loan Exposure repaid pursuant to Section 2.12 (other than Section 2.12(b)(v))or accelerated.

“Prime Rate” means in respect of ABR Loans, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank (or its successor) as its prime rate in effect at its principal office in New York City (or if such rate is at any time not available, the prime rate so quoted by any banking institution as determined by the Administrative Agent in its sole discretion), which rate is not intended to be the lowest rate charged by any such banking institution to its borrowers; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Priority Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Pro Forma Information” has the meaning assigned to such term Section 4.01(i).

“Register” has the meaning set forth in Section 9.05(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Rentals” means all payments due by the Parent and its Subsidiaries under all operating leases.

“Report” means reports prepared in good faith by an Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after an Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the applicable Agent.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Aggregate Term Loan Exposure.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of Parent, any Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of Parent, any Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock in Parent, any Borrower or any Subsidiary, and (c) any management, consulting, monitoring, advisory or similar fee paid by a Loan Party to Parent or any of Parent’s Affiliates.

“Revolving Credit Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Revolving Loan Agent” means The CIT Group/Commercial Services, Inc., as administrative agent under the Revolving Loan Agreement.

“Revolving Loan Agreement” means that certain Revolving Credit Agreement dated as of the date hereof by and among Borrowers, the Revolving Loan Agent and the lenders party thereto, as such credit agreement may be amended, amended and restated, modified, replaced or refinanced from time to time in accordance with the Intercreditor Agreement.

“Revolving Loan Documents” means the Revolving Loan Agreement and all other “Loan Documents” (as defined in the Revolving Loan Agreement) relating thereto or executed in connection therewith as of the Effective Date, as each may be amended, amended and restated, modified, replaced or refinanced from time to time in accordance with the Intercreditor Agreement.

“Revolving Loan Obligations” has the meaning assigned to the term “Obligations” in the Revolving Loan Agreement.

“Sanctioned Country” means any country subject to the sanctions program identified on the most current list maintained by OFAC.

“SBIC Letter” means that certain letter agreement, dated as of the Effective Date, among Administrative Borrower, Hudson and VPC SBIC I, LP.

“Secured Parties” means, collectively, (i) the Agents, (ii) the Lenders and (iii) any Person indemnified under the Loan Documents.

“Security Agreements” means the Guarantee and Collateral Agreement, the Patent Security Agreement, the Trademark Security Agreement and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Shareholder Payment Agreement” means that certain agreement dated as of February 18, 2013 among Parent, Administrative Borrower and Joseph M. Dahan, as such agreement may be amended, amended and restated, modified, replaced or refinanced from time to time in accordance with the Shareholder Subordination Agreement.

“Shareholder Subordination Agreement” means the Subordination Agreement dated as of the Effective Date among the Administrative Agent, the Revolving Loan Agent, the Borrowers and Joseph M. Dahan.

“Solvent” means, as to any Person, that such Person satisfies the requirements set forth in Section 3.13(a)(i) through (iv) of this Agreement.

“Specified License Proceeds” means recurring (as opposed to upfront or one-time payments) licensing fees payable under any licensing agreement entered into by a Borrower that is in effect on the Effective Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agent and the Administrative Borrower.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of July 15, 2013 by and among Parent, Hudson Clothing Holdings, Inc., Fireman Capital CPF Hudson Co-Invest LP, Peter Kim, Paul Cardenas, Tony Chu and each of the other individuals signatory thereto and all exhibits, schedules, annexes or attachments thereto, as amended, amended and restated or otherwise modified from time to time.

“Subordinated Convertible Notes” means, collectively, each of Subordinated Convertible Notes issued by Parent in favor of (a) Fireman Capital CPF Hudson Co-Invest LP, (b) Peter Kim, (c) Tony Chu, (d) Paul Cardenas, (e) Christopher M. Lynch, (f) Robert R. Spellman, (g) Marla

Sabo, (h) Hamilton South, (i) Ben Taverniti and (j) Barbara Cook, in each case, in connection with the Acquisition.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is contractually subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of any Borrower or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Syndication Agent” means Garrison Loan Agency Services LLC, in its capacity as syndication agent.

“Tax,” “tax” or “Taxes” means any and all present or future taxes of any kind whatsoever, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax imposed thereon or with respect thereto.

“Tax Notes” means, collectively, each Promissory Note issued by Parent in favor of an Option Seller (as defined in the Stock Purchase Agreement), in each case, in connection with the Acquisition.

“Tax Sharing Agreement” means any tax sharing agreement or arrangement, as the same may be amended from time to time, in form and substance reasonably satisfactory to the Required Lenders, between and among the Borrowers or between Parent or any other Borrower and one or more other subsidiaries of Parent that are members of the applicable affiliated group filing consolidated, combined, unitary or similar tax return of which Parent is the parent, provided that  (x) in no event shall the amount paid by any Borrower to such other Person or Persons pursuant to any such agreement and/or arrangements exceed a reasonable estimate of the amount of tax that the Parent would be required to pay for taxes (including interest, penalties and additions to tax and including estimated taxes) reasonably allocable to the net earnings of such Borrower, (y) in the event that such reasonable estimate exceeds the actual amount that Parent would be required to pay with respect to such net earnings, such other Person or Persons are required to repay the excess to Parent or the other Borrowers within a reasonable period after the later of the date on which such excess is determined and the date on which such other Person or Persons receives any refund related to such excess and (z) the agreement or arrangement contains an acknowledgement by Parent or any other Person entitled to receive payments from any Borrower that payments under such agreement or arrangement may be restricted by the terms of this Agreement.

“Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term Loans” means Loans made pursuant to Section 2.01(b).

“Term Loan Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Three-Month LIBO Rate” means, for any Interest Calculation Period, the greater of (a)(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate (or the successor rate thereto administered by NYSE Euronext)  for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m.  (London time) on the Interest Rate Determination Date (or if such day is not a Business Day, the immediately preceding Business Day), or (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or such service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate (or such successor rate) for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m.  (London time) on such Interest Rate Determination Date (or if such day is not a Business Day, the immediately preceding Business Day), or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on such Interest Rate Determination Date in same day funds in the approximate amount of the Eurodollar Loan and with a term equivalent to three months would be offered by JPMorgan Chase Bank’s London Branch (or such other major bank as is acceptable to the Administrative Agent if JPMorgan Chase Bank is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m.  (London time) on such Interest Rate Determination Date (or if such day is not a Business Day, the immediately preceding Business Day) and (b) 1.25%.

“Trade Accounts” means that portion of each of the Borrowers’ Accounts which arises from the sale of Inventory in the ordinary course of such Borrower’s business.

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Collateral Agent.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions hereunder and under the Revolving Loan Documents, the use of the proceeds thereof and the consummation of the Acquisition on the Effective Date.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Cash” means, as of any date, the aggregate of Borrowers’ cash deposits on hand as of such date that are not subject to a restriction (other than a deposit account control account agreement in favor of Priority Agent, for the benefit of the Priority Agent and its lenders and the Lenders) and that are held in a deposit account subject to such a control agreement in favor of Priority Agent, for the benefit of Priority Agent and its lenders and the Lenders, as determined in accordance with GAAP.  However, if Borrowers fail to pay their respective trade payables in accordance with their historical practices, then Unrestricted Cash shall be reduced by an amount equal to the amount of payables not so paid in accordance with such historical practices.

“U.S. Subsidiary” means each Subsidiary which is not a Non-U.S. Subsidiary; “U.S. Subsidiaries” means all such Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the excess of (i) all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date over (ii) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Parent and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of revolving loans or swingline loans under the Revolving Loan Agreement to the extent otherwise included therein.

SECTION 1.02                                      Classification of Loans.

For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Term Loan”) or by type (e.g., a “Eurodollar Loan”) or by class and type (e.g., a “Term Eurodollar Loan”).

SECTION 1.03                                      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) unless the context requires otherwise, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns unless the context requires otherwise, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04                                      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then until such notice shall have been withdrawn or such provision amended in accordance herewith (i) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective and (ii) the Borrowers shall include with the financial statements and other financial information and calculations required to be delivered to the Administrative Agent and Lenders hereunder a reconciliation of such financial statements, information and calculations before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  Except as otherwise expressly provided herein, a breach of a financial covenant contained in Section 6.12 shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breaches are delivered to the Administrative Agent.

SECTION 1.05                                      Resolution of Drafting Ambiguities.  The Borrowers acknowledge and agree that they were represented by counsel in connection with the execution and delivery of the Loans Documents, that each Loan Party and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

SECTION 1.06                                      Rounding.  Any financial ratios required to be maintained or tested by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

SECTION 2.01                                      The Facility.

(a)                                 Term Loans.  Subject to the terms and conditions set forth herein, each Lender agrees to make Term Loans to the Borrowers on the Effective Date in an aggregate principal amount that will not result in (i) such Lender’s Term Loan Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Term Loan Exposure exceeding the Aggregate Commitments of all Lenders.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow and prepay (but not re-borrow) Term Loans.

SECTION 2.02                                      Loans.

(a)                                 Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments.

(b)                                 The Loans shall be denominated in Dollars and subject to Section 2.15, comprised entirely of Eurodollar Loans.

SECTION 2.03                                      Requests for Loans.  The Administrative Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, on the day of the proposed funding of the Loans.  Each such telephonic (or posted) Borrowing Request shall be irrevocable and the Administrative Borrower agrees to promptly confirm any such telephonic request by hand delivery, facsimile or Electronic Transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Administrative Borrower.  Each such Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:

(i)                                                 the date such Loans are to be funded, which shall be a Business Day; and

(ii)                                              the Borrower to whom the proceeds from such Loans are to be disbursed.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested funding of the Loans.

SECTION 2.04                                      Repayment of Term Loans.  To the extent not previously paid, all Term Loans, along with all other unpaid Obligations, shall be due and payable in cash on the Maturity Date.

SECTION 2.05                                      [Reserved].

SECTION 2.06                                      [Reserved].

SECTION 2.07                                      [Reserved].

SECTION 2.08                                      Funding of Loans.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will promptly make the proceeds of each such Loan available to the relevant Borrowers in like funds at the account of such Borrowers designated by the Administrative Borrower in the Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the funding of the Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.08(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender is a Defaulting Lender, then the Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of any Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Loans.

SECTION 2.09                                      Interest Election.  The Loans shall be Eurodollar Loans, unless otherwise provided under this Agreement.  Borrowers shall not have a right to elect to convert the Loans to or from ABR Loans.

SECTION 2.10                                      Termination or Reduction of Commitments.  The Commitments shall terminate at 5:00 p.m. on the Effective Date.

SECTION 2.11                                      Repayment of Loans; Evidence of Debt.

(a)                                 Each of the Borrowers hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)                                 [Reserved]

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to Section 2.11(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)                                   Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each of the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered permitted assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and accrued and unpaid interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the payee named therein or its registered permitted assigns except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.11(c) and (d).

SECTION 2.12                                      Prepayment of Loans.

(a)                                 Voluntary Prepayments.  The Borrowers shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with Section 2.12(d) and the payment of the applicable Prepayment Fee (if such prepayment occurs on or before the third anniversary of the Effective Date).

(b)                                 Mandatory Prepayments.

(i)                                     Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any disposition of any asset (other than sales permitted pursuant to Section 6.03(b)(i)(1), (2), (3) or (4)) the Borrowers shall prepay the Obligations, in an amount equal to 100% of such Net Cash Proceeds as set forth in Section 2.12(c).

(ii)                                  If any Loan Party issues Capital Stock (other than Capital Stock issued to another Loan Party or pursuant to the conversion of a Subordinated Convertible Note) or any Loan Party issues Indebtedness (other than Indebtedness permitted by Sections 6.01(a) through (j) or 6.01(l) through (n)) or if any Loan Party receives any dividend or distribution from a Person other than a Loan Party, the Borrowers shall prepay (i) the Revolving Loan Obligations to the extent required under the Revolving Loan Agreement (as in effect on the date hereof) and (ii) thereafter, the Obligations in an amount equal to all remaining Net Cash Proceeds of such issuance or the amount of such dividend or distribution no later than the Business Day following the date of receipt of such Net Cash Proceeds or such dividend or distribution as set forth in Section 2.12(c).

(iii)                               Immediately upon receipt by any Loan Party of any Extraordinary Receipts, the Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Extraordinary Receipts as set forth in Section 2.12(c).  Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 5.09 shall be applied as set forth in Section 2.12(c).  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, fixtures and real or immovable property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

(iv)                              Without in any way limiting the foregoing, immediately upon receipt by any Loan Party of proceeds of any sale of any Term Loan Priority Collateral (or any Collateral after Payment in Full (as such term is defined in the Intercreditor Agreement) of the Revolving Loan Obligations), the Borrowers shall cause such Loan Party to deliver such proceeds to the Administrative Agent, or deposit such proceeds in a deposit account that is subject to a control agreement acceptable to the Administrative Agent and that is not commingled with proceeds of Revolving Credit Priority Collateral.  All of such proceeds not required to be applied as provided in Section 2.12(c) shall be freely available to the Borrowers, except as provided in Section 2.12(c).  Nothing in this Section 2.12(b) shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(v)                                 No later than ten (10) Business Days following the date on which the unaudited financial statements are, or are required to be, delivered pursuant to Section 5.01 with respect to the fiscal month ending November 30th (starting with the fiscal month ending November 30, 2014), Borrowers shall prepay the Obligations in an amount equal to the product of (i) the Applicable ECF Percentage for the Fiscal Year then ended times Excess Cash Flow for such Fiscal Year and (ii) 90% (such product being the “Preliminary ECF Payment”).  No later than ten (10) Business Days following the date on which the audited annual financial statements are, or are required to be, delivered pursuant to Section 5.01 with respect to a Fiscal Year (starting with the Fiscal Year ending November 30, 2014), Borrowers shall prepay the Obligations in an amount equal to the result of (i) the Applicable ECF Percentage for such Fiscal Year times Excess Cash Flow for such Fiscal Year, minus (ii) the Preliminary ECF Payment for such Fiscal Year.

(c)                                  All such amounts required to be prepaid by the Borrowers pursuant to Sections 2.12(b)(i), (ii), (iii), (iv) and (v) shall be applied, to prepay outstanding Term Loans pro rata and thereafter, ratable to all other Obligations.  In connection with any such prepayment (other than Section 2.12(b)(v)), the Borrowers shall pay the applicable Prepayment Fee, if such prepayment occurs on or before the third anniversary of the Effective Date, on any such principal amount.

(d)                                 The Administrative Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or Electronic Transmission) of any prepayment hereunder not later than 11:00 a.m., New York City time one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to the Loans, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each prepayment of a Term Loan shall be applied ratably to the Term Loans, except as provided in the SBIC Letter (in the case where the Lender specified therein is to receive less than its Applicable Percentage of a principal prepayment and the other Lenders are to receive a share greater than its Applicable Percentage).  Each partial prepayment of a Term Loan shall be in an aggregate amount that is an integral multiple of $1,000,000.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13                                      Fees.

(a)                                 [Reserved]

(b)                                 The Borrowers agree to pay the fees due and payable pursuant to the Fee Letter and fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(c)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.14                                      Interest.

(a)                                 [Reserved]

(b)                                 The Loans shall bear interest at the Three-Month LIBO Rate plus the Applicable Rate, except that if the Loans bear interest by reference to the Alternative Base Rate, the Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(c)                                  [Reserved]

(d)                                 Notwithstanding the foregoing, so long as an Event of Default has occurred and is continuing under Section 7.01(g) or (h) or so long as any other Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders elect, at their option, by notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.03 requiring the consent of “each Lender affected thereby” for reductions in interest rates), the outstanding principal amount of all

Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall, commencing upon the occurrence of such Event of Default, notwithstanding, if applicable, when such election is made, bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by the Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for ABR Loans).

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to Section 2.14(d) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Three-Month LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15                                      Alternate Rate of Interest.  If:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Three-Month LIBO Rate; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Three-Month LIBO Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan);

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then the Obligations shall bear interest by reference to the Alternate Base Rate.

SECTION 2.16                                      Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in Sections 2.16(a) or (b) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17              Reserved.

SECTION 2.18              Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Taxes other than deductions on account of Taxes that are required by law; provided that (i) if any Borrowers or the Administrative Agent shall be required to deduct any Indemnified Taxes from such payments, such Borrowers shall increase the sum payable by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes and (y) all Taxes applicable to additional sums payable under this Section 2.18(a), (ii) such Borrowers and/or the Administrative Agent shall make only such deductions required by law, and (iii) such Borrowers and/or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Each Borrower shall indemnify the Administrative Agent, and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes and any other Taxes, in each case, paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or any other Loan Party under this Agreement or any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such indemnification shall be made on an after-Tax basis, such that the payment of the indemnification shall be increased by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes, (y) all Taxes applicable to additional sums payable under this Section 2.18(c) and (z) all reasonable expenses of the Administrative Agent or Lender.

(d)                                 As soon as practicable after any payment of either any Indemnified Taxes or any other Taxes by any Borrower to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent (i) if reasonably available, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, (ii) a copy of the return reporting such payment or (iii) other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Lender that is legally entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Lender becomes a party to this Agreement (and on or before the date that any such documentation described below expires or becomes obsolete and after the occurrence of any event requiring a change to such documentation), such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, however that a Lender will only be required to comply with the provisions of this paragraph (e) as long as such Lender is legally entitled to do so and (ii) if compliance with the provisions of this paragraph does not materially impact, in the sole discretion of such Lender, such Lender’s commercial position.

(f)                                   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund, whether in the form of a payment, credit or offset (but only to the extent such credit or offset is actually utilized), of any Indemnified Taxes as to which it has been indemnified by any Borrowers or with respect to which any Borrowers have paid additional amounts pursuant to Section 2.18(a), it shall pay over such refund to such Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrowers under this Section 2.18 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses and Taxes of the Administrative Agent or such Lender and without interest (other than any interest paid, credited or allowed as an offset, by the relevant Governmental Authority with respect to such refund, which interest shall be paid to such Borrowers); provided, that such Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Nothing in this Section 2.18 shall be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to the Borrowers or any other Person.

SECTION 2.19              Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)                                 The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees or of amounts payable under Sections 2.16, 2.17, 2.18, or 9.04, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent via wire transfer to account number 996 226 3232 maintained by Administrative Agent with Citibank N.A. (ABA No. 021-000-089) in New York City (or at such other location or bank account within the City and State of New York as may be designated by Administrative Agent from time to time) except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent and the Collateral Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  Checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt by the Administrative Agent, subject to actual collection.

(b)                                 Reserved.

(c)                                  At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.04), and other sums payable under the Loan Documents, or may be deducted from any deposit account of the applicable Borrowers under the control of the Administrative Agent pursuant to a Blocked Account Agreement or other control agreement in form and substance satisfactory to the Administrative Agent.  The Borrowers hereby irrevocably authorize the Administrative Agent to charge any deposit account of the Borrowers maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)                                 If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, the Fee Letter or the SBIC Letter (in the case where the Lender specified therein is to receive less than its Applicable Percentage of a principal prepayment and the other Lenders are to receive a share greater than its Applicable Percentage), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e)                                  Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if the applicable Borrowers have not in fact made such payment, then each of such Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(b), 2.19(e) or 9.04(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20              Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then:

(a)                                 such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment); and

(b)                                 the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice from the Administrative Borrower to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.21              Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender and the Borrowers shall be liable to pay to the Administrative Agent and the Lenders, and each Borrower hereby indemnifies the Administrative Agent and the Lenders and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22              Defaulting Lenders.  In the event that any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 [Reserved]

(b)                                 the Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.03), provided that (x) any waiver, amendment or modification requiring the consent of each Lender or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lenders shall require the consent of such Defaulting Lender and (y) (A)  the Commitment of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Defaulting Lender.

(c)                                  in the event a Defaulting Lender has defaulted on its obligation to fund any Term Loan, until such time as the Default Excess with respect to such Defaulting Lender has been reduced to zero, any prepayments or repayments on account of the Term Loans shall be applied to the Term Loans of other Lenders as if such Defaulting Lender had no Term Loans outstanding.

(d)                                 [Reserved]

(e)                                  [Reserved]

(f)                                   The rights and remedies with respect to a Defaulting Lender under this Section 2.22 are in addition to any other rights and remedies which Borrowers or the Administrative Agent, as applicable, may have against such Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01              Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its properties and to carry on its business as now conducted and, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02              Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03              Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except any of the foregoing which are immaterial in nature and except for filings necessary to perfect Liens created under the Loan Documents, as contemplated by Section 3.17, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument, including without limitation, any Material Agreement, binding upon any Loan Party or its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or its Subsidiaries, except under the Acquisition Documents, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or its Subsidiaries except Liens created under the Loan Documents.

SECTION 3.04              Financial Condition; No Material Adverse Change.

(a)                                 The Pro Forma Information (including the notes thereto), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) consummation of the Transactions, (ii) the Loans and other extensions of credit hereunder to be made on the Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Information has been prepared based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such information as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

(b)                                 The Parent has heretofore furnished to the Lenders (i) audited combined balance sheets of (i) the Parent and its Subsidiaries (other than Hudson Holdings and its Subsidiaries) and (ii) Hudson Holdings and its Subsidiaries, as of each of the fiscal years ending in November 30, 2012 and December 31, 2012, respectively and the notes thereto and the related combined statements of operations, shareholders’ equity and cash flows of (i) the Parent and its Subsidiaries (other than Hudson Holdings and its Subsidiaries) and (ii) Hudson Holdings and its Subsidiaries, for such respective fiscal years then ended, (ii) unaudited combined balance sheets of (i) the Parent and its Subsidiaries (other than Hudson Holdings and its Subsidiaries) and (ii) Hudson Holdings and its Subsidiaries, as of each of the fiscal quarters ending August 31, 2013 and June 30, 2013, respectively, and the related combined statements of operations, shareholders’ equity and cash flows of (i) the Parent and its Subsidiaries (other than Hudson Holdings and its Subsidiaries) and (ii) Hudson Holdings and its Subsidiaries, for such respective fiscal quarters then ended and (iii) unaudited combined balance sheets of (i) the Parent and its Subsidiaries (other than Hudson Holdings and its Subsidiaries) and (ii) Hudson Holdings and its Subsidiaries, as of each of the fiscal months ending after the applicable last fiscal quarter referred to in clause (ii) above and more than thirty (30) days prior to the Effective Date and the related combined statements of operations, shareholders’ equity and cash flows of (i) the Parent and its Subsidiaries

(other than Hudson Holdings and its Subsidiaries) and (ii) Hudson Holdings and its Subsidiaries, for such applicable fiscal months then ended.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of (i) the Parent and its Subsidiaries (other than Hudson Holdings and its Subsidiaries) and (ii) Hudson Holdings and its Subsidiaries, as applicable, as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii) and (iii) above.

(c)                                  Since November 30, 2012, there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties and their respective Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05              Intellectual Property.

(a)                                 Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property (collectively, the “Intellectual Property”) necessary to the current and future anticipated conduct of the Loan Parties’ and their Subsidiaries’ business, a correct and complete list of which, as of the Effective Date and after giving effect to the consummation of the Transactions, is set forth on Schedule 3.05; provided, however, that Borrowers shall amend Schedule 3.05 to add additional registered Intellectual Property or applications by written notice to Administrative Agent the earlier of (i) not less than thirty (30) days after the date on which (A) the applicable Loan Parties first acquire, apply for, obtain any such Intellectual Property after the Effective Date and (B) the registration or issuance thereof occurs, or (ii) at the time that Parent provides its compliance certificate pursuant to Section 5.1(c).

(b)                                 Except as set forth on Schedule 3.05, neither the past, present or (to Borrowers’ knowledge) planned future conduct of the business of Borrowers nor any of the products sold or services provided by Borrowers in connection therewith, infringes upon or otherwise violates the Intellectual Property of any other Person, to the extent any of the foregoing would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.05, to Borrowers’ knowledge, none of the registered Intellectual Property owned or exclusively licensed by Borrowers is being infringed upon or misappropriated by any other Person.

(c)                                  Schedule 3.05 also includes all contracts relating to registered Intellectual Property, including contracts granting any Loan Party rights to use such Intellectual Property of other Persons, non-assertion agreements in respect of such Intellectual Property, settlement agreements in respect of such Intellectual Property, trademark coexistence agreements in respect of such Intellectual Property, and trademark consent agreements in respect of such Intellectual Property (“IP Contracts”) other than contracts licensing off-the-shelf software and firmware.  Except as set forth on Schedule 3.05, (i) to each Borrower’s knowledge, each IP Contract is, and will continue to be immediately following the Effective Date, legal, valid, binding and enforceable against the other party and in full force and effect in accordance with its terms, (ii) to each Borrower’s knowledge, no default or breach exists under, and there has been no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would give rise or constitute a breach or default by Borrowers under, any IP Contract, (iii) to each Borrower’s knowledge, the consummation of the transactions contemplated by this Agreement will not conflict with, or result in the breach of, effect or give rise to any license under, constitute a default under, or result in the termination, cancellation or acceleration (or right of another party to elect the same, whether after the filing of notice or the lapse of time or both) of any right of Borrowers under, or a loss of any benefit to which Borrowers are entitled under, or the imposition of any obligation under, or encumbrance on, any of the IP Contracts, (iv) no claim has been threatened or asserted in writing that a Borrower, or to a Borrower’s knowledge another Person, has breached any IP Contract, (v) to each Borrower’s knowledge, no IP Contract will create any encumbrance on any Intellectual Property and (vi) to each Borrower’s knowledge, no IP Contract contains any term that would become applicable or inapplicable or whose scope would materially change as a result of the consummation this Agreement.  To each Borrower’s knowledge, the registered Intellectual Property that is the subject of a license or sublicense to a Borrower is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting a Borrower’s use thereof or rights thereto.

(d)                                 Except as specifically described on Schedule 3.05, there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened in writing concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property, and to each Borrower’s knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists.

(e)                                  Borrowers have taken all reasonable measures to protect the secrecy, confidentiality and value of all trade secrets, including confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists, and supplier lists (collectively, “Trade Secrets”) related to the business, and to Borrowers’ knowledge, Borrowers have used their reasonable business judgment to use or disclose such Trade Secrets during the conduct and operation of the business.  To each Borrower’s knowledge, with respect to Trade Secrets that a Borrower has decided to retain as confidential using its commercially reasonable judgment, such Borrower has entered into valid and appropriate non-disclosure agreements, which have not been breached.  To each Borrower’s knowledge, no employee of a Borrower has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by a Borrower in the furtherance of the business that have not been assigned to a Borrower.

(f)                                   To each Borrower’s knowledge, none of Borrowers’ employee’s performance of his or her employment activities violates the registered Intellectual Property or other rights of any Person.

(g)                                  Notwithstanding anything in this Section 3.05 to the contrary, nothing set forth on or referenced in Schedule 3.05 would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

SECTION 3.06              Litigation.  There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

SECTION 3.07              Compliance with Laws.  Each Loan Party and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.  Each of the Loan Parties agrees that the proceeds of any advances, Loans or other financial accommodations that may be made by the Lenders to such Loan Party under this Agreement or under any other agreement between such Loan Party and the Lenders will be used solely for commercial or business purposes and not for any consumer purpose.

SECTION 3.08              Investment and Holding Company Status.  No Loan Party nor any of its Subsidiaries is, nor is controlled by a company that is, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09              Taxes.  Except as disclosed on Schedule 3.09, each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being contested in compliance with Section 5.04 and (y) Taxes the non-payment of which, in the aggregate, is not reasonably expected to have a Material Adverse Effect.  Except as disclosed on Schedule 3.09, no Tax liens have been filed and no material claims have been asserted in writing with respect to any such Taxes.

SECTION 3.10              ERISA.

(a)                                 No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.  87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.  87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $350,000 the fair market value of the assets of all such underfunded Plans.

(b)                                 No Non-U.S. Plan has incurred any unfunded liability which could reasonably be expected to give rise to a Material Adverse Effect.

(c)                                  Except as required by applicable law, or which could not reasonably be expected to give rise to a Material Adverse Effect, neither the Borrowers nor any Subsidiary thereof maintains, sponsors or contributes to any plan, policy or arrangement that provides medical benefits to retirees or their beneficiaries.

SECTION 3.11              Disclosure.  Each Loan Party and its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such projected statements are based on good faith estimates and assumptions believed to be reasonable at the time made.

SECTION 3.12              Material Agreements.

(a)                                 As of the Effective Date, each Loan Party has provided to Administrative Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject (the “Material Agreements”) and each of which is listed in Schedule 3.12: supply agreements and purchase agreements not terminable by such Loan Party within sixty (60) days following written notice issued by such Loan Party and involving transactions in excess of $1,000,000 per annum; leases of equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; the Acquisition Documentation; licenses and permits held by the Loan Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness of such Loan Party (including, without limitation, the Revolving Loan Agreement) and any Lien granted by such Loan Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Loan Party.

(b)                                 Except as disclosed in Schedule 3.12, no material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default) under (i) any material contract to which any Borrower is a party or (ii) any instrument or agreement governing Material Indebtedness.

SECTION 3.13              Solvency.

(a)                                 Immediately after the consummation of the Transactions and immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans with respect to any Loan Party, (i) the fair value of the assets of the Loan Parties, as one consolidated group, and the Borrowers, as another consolidated group, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, as one consolidated group, and the Borrowers, as another consolidated group, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, as one consolidated group, and the Borrowers, as another consolidated group, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, as one consolidated group, and the Borrowers, as another consolidated group, will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)                                 No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14              [Reserved].

SECTION 3.15              Capitalization and Subsidiaries.  As of the Effective Date and after giving effect to the consummation of the Transactions, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Parent of each and all of the Parent’s Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Loan Party and each of its Subsidiaries.  All of the issued and outstanding Capital Stock owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.

SECTION 3.16              Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from (i) successful operations of each of the other Loan Parties, and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.17              Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents will, when executed and delivered, create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, and (upon the filing of UCC-1 financing statements in the jurisdictions listed on Schedule 3.17, the filing, recording or registering of financing statements or analogous documents under other applicable personal property security laws in the jurisdictions listed on Schedule 3.17, the filing of the Patent Security Agreement and Trademark Security Agreement with the U.S. Patent and Trademark Office and the filing of the Copyright Security Agreement with the United States Copyright Office) such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted

Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or do not maintain possession of such Collateral.

SECTION 3.18              Labor Matters.  As of the Effective Date and after giving effect to the consummation of the Transactions (a) except as set forth on Schedule 3.18, there is no collective bargaining agreement or other material labor contract covering employees of any Loan Party or any of its Subsidiaries, (b) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or any of its Subsidiaries or for any similar purpose, and (c) there is no pending or (to the best of the Borrowers’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or any of its Subsidiaries or employees.

SECTION 3.19              Affiliate Transactions.  Except as set forth on Schedule 3.19, as of the Effective Date and after giving effect to the consummation of the Transactions, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families.

SECTION 3.20              Acquisition Documentation.  The Acquisition is being consummated contemporaneously with the funding of the Loans hereunder in accordance with the terms of the Acquisition Documentation and applicable law.  The Borrowers have delivered to the Administrative Agent true, complete and correct copies of the Acquisition Documentation (including all schedules, exhibits, annexes, amendments, supplements, modifications and all other documents delivered pursuant thereto or in connection therewith).  The Acquisition Documentation as originally executed and delivered by the parties thereto has not been amended, waived, supplemented or modified in any material respect without the consent of each Administrative Agent.  On the Effective Date and after giving effect to the consummation of the Transactions, none of the Loan Parties or any other party to any of the Acquisition Documentation is in default in the performance of or compliance with any provisions under the Acquisition Documentation.  To the best of each Loan Party’s knowledge, none of the sellers’ representations or warranties in the Acquisition Documentation contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.  Each of the representations and warranties given by each applicable Loan Party in the Acquisition Documentation is true and correct in all material respects.  Notwithstanding anything contained in the Acquisition Documentation to the contrary, such representations and warranties of the Loan Parties are incorporated into this Agreement by this Section 3.20 and shall, solely for purposes of this Agreement and the benefit of Administrative Agent and Lenders, survive the consummation of the Acquisition.

SECTION 3.21              Revolving Loan Documents; Factor Documents; Other Documents.  The Borrowers have delivered to the Administrative Agent true, complete and correct copies of the (a) Revolving Loan Documents, (b) the Factoring Agreement, (c) the Shareholder Subordination Agreement, (d) the Shareholder Payment Agreement, (e) the Tax Notes and (f) the Subordinated Convertible Notes.

SECTION 3.22              Broker’s and Transaction Fees.  No Loan Party has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fees in connection with the Transactions.

SECTION 3.23              Title; Real Property.

(a)                                 Each Loan Party has good and marketable title to, or valid leasehold interests in, all real or immovable property and good title to all personal or movable property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Loan Parties or purported to have been acquired by any Loan Party after the date of such financial statements (except as sold or otherwise disposed of since such date as permitted by this Agreement), and none of such properties and assets is subject to any Lien, except Liens permitted under Section 6.02.  The Loan Parties have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Loan Parties’ right, title and interest in and to all such property that is included in the Collateral.

(b)                                 Set forth on Schedule 3.23 is a complete and accurate list of all real or immovable property owned, leased, licensed or otherwise used in the operations of the business of each Loan Party and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof.  Except as set forth in the footnote to Schedule 3.23, each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws) and is in full force and effect, and to each Loan Party’s knowledge no default by any party to any material lease or material sublease exists.

SECTION 3.24              Environment.  Except as set forth on Schedule 3.24:

(a)                                 The operations of each Loan Party are and have been for the past four years in compliance with all applicable Environmental Laws, other than (i) any past non-compliance for which there are no remaining obligations or liabilities, and (ii) non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect.

(b)                                 No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities is attached to any property of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(c)                                  No Loan Party has caused or suffered to occur a Release of Hazardous Materials on, at, in, under, above, to, or from any real or immovable property of any Loan Party and each such real or immovable property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(d)                                 No Loan Party, or to its knowledge, any corporate predecessor, (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Environmental Liabilities, except as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(e)                                  Each Loan Party has made available to the Administrative Agent copies of the environmental reports, reviews and audits and other documents pertaining to actual or potential Environmental Liabilities set forth on Schedule 3.24.

SECTION 3.25              Insurance.  Schedule 3.25 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date.  Each insurance policy listed in Schedule 3.25 is in full force and effect as of the Effective Date and all premiums in respect thereof that are due and payable as of the Effective Date have been paid.

SECTION 3.26              Deposit Accounts.  Schedule 3.26 lists all banks and other financial institutions at which any Loan Party or any of its Subsidiaries maintains deposit or other accounts as of the Effective Date, including any Blocked Accounts, and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.

SECTION 3.27              Customer and Trade Relations.  As of the Effective Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party or any of its Subsidiaries with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any of its Subsidiaries with any supplier material to its operations.

SECTION 3.28              Patriot Act.  Each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.  Without in any way limiting the foregoing, each of the Loan Parties: (i) is familiar with all applicable Anti-Terrorism Laws; (ii) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (iii) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the Patriot Act; (iv) acknowledges that each Lender’s and the Administrative Agent’s performance hereunder is also subject to each Lender’s and the Administrative Agent’s compliance with all applicable Anti-Terrorism Laws, including the Patriot Act; (v) and, to each of the Loan Party’s knowledge, its affiliates are not Blocked Persons; (vi) acknowledges that each Lender and the Administrative Agent will not conduct business with any Blocked Person; (vii) will not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No.  13224 or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order

No.  13224 or other Anti-Terrorism Law; (viii) shall provide to the Administrative Agent and each Lender all such information about such Loan Party’s ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as the Administrative Agent and each Lender may reasonably require; and (ix) will take such other action as the Administrative Agent and each Lender may reasonably request in connection with its obligations described in clause (iv) above.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.29              Benefits of Subordination Provisions. The subordination provisions contained in Section 4 of each Subordinated Convertible Note are directly enforceable in accordance with their terms by the Administrative Agent against the Loan Parties and any holder of such note, and, all Obligations from time to time outstanding under this Agreement and the other Loan Documents are within the definition of “Senior Debt” as defined in each Subordinated Convertible Note and within the definition of “Senior Indebtedness” as defined in the Shareholder Subordination Agreement.

ARTICLE IV

CONDITIONS

SECTION 4.01              Effective Date.  The obligations of the Lenders to make the Term Loans on the Effective Date shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.03 or postponed under the Post-Closing Letter):

(a)                                 Executed Loan Documents.  This Agreement, the Collateral Documents and the other Loan Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Effective Date.  The Collateral Agent on behalf of the Secured Parties shall, upon the filing of the applicable documentation, have a security interest in the Collateral of the type and priority described in each Collateral Document.

(b)                                 Certified Organizational Documents, Etc.  The Administrative Agent shall have received each of the following documents, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent:

(i)                                     certified copies of the certificate of incorporation, certificate of limited partnership, or comparable organizational document of each Loan Party, with all amendments, if any, certified by the appropriate Governmental Authority, and the bylaws, regulations, operating agreement or similar governing document of each Loan Party, in each case certified by the corporate secretary, general partner or comparable authorized representative of such Loan Party, as being true and correct and in effect on the Effective Date;

(ii)                                  certificates of incumbency and specimen signatures with respect to each Person authorized to execute and deliver this Agreement and the other Loan Documents on behalf of each Loan Party and each other Person executing any document, certificate or instrument to be delivered in connection with this Agreement and the other Loan Documents and, in the case of each Borrower, to request the Loans;

(iii)                               a certificate evidencing the existence of and good standing of each Loan Party from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business; and

(iv)                              certified copies of all resolutions adopted and actions taken by each Loan Party to authorize the execution, delivery, and performance of this Agreement, the other Loan Documents, and the Loans, as applicable;

(c)                                  Certificates.  The Administrative Agent shall have received each of the following documents, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent:

(i)                                     a certificate of each Loan Party dated the Effective Date and signed by a Financial Officer:

A.                                    stating that all of the representations and warranties made or deemed to be made under the Loan Documents are true and correct as of the Effective Date (or if made with respect to another date, as of such other date), and

B.                                    stating that no Default or Event of Default exists at the time of and immediately after giving effect to the Loans;

(ii)                                  a certificate from the chief financial officer of each Loan Party dated the Effective Date, certifying that such Loan Party, after giving effect to the consummation of the Transactions occurring on the Effective Date, is Solvent;

(iii)                               A certificate setting forth the deposit accounts of the Borrowers to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of the Loans requested or authorized pursuant to this Agreement; and

(iv)                              A certificate showing a projected sources and uses of funds for the Borrowers (giving effect to the Transactions to be accomplished on the Effective Date) as of the Effective Date, accompanied by a detailed schedule of (i) all disbursements to be made on such date and the party to whom such disbursement shall be paid and (ii) all closing fees and expenses associated with the Transactions.

(d)                                 [Reserved];

(e)                                  Opinions of Counsel.  Signed opinions of counsel for the Loan Parties addressed to the Agents and the Lenders and dated the Effective Date, opining as to such matters in connection with this Agreement, the Collateral Documents, the other Loan Documents and the

Transactions as the Agents may reasonably request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agents and their counsel;

(f)                                   Insurance Certificates.  The Agents shall have received, in form, scope and substance reasonably satisfactory to the Agents, insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Loan Documents identifying the Collateral Agent as loss payee and/or additional insured, as applicable;

(g)                                  Perfection Certificate.  The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Effective Date and duly executed by an Authorized Officer of the Loan Parties, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation or other jurisdictions as reasonably requested by the Agents of such Persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h)                                 Blocked Account Agreements.  The Collateral Agent shall have received, in form and substance satisfactory to the Agents, duly executed Blocked Account Agreements or similar agreements required by this Agreement.

(i)                                     Financial Statements.

(i)                                     The Administrative Agent and Lenders shall have received and be reasonably satisfied with the form of monthly pro forma consolidated profit and loss statements, balance sheets and cash flow projections (including detailed capital expenditures) for the first full year after the Effective Date for the Parent and its Subsidiaries, and on an annual basis thereafter for the next five years, in each case giving effect to the Transactions (the “Pro Forma Information”), and such Pro Forma Information, taken as a whole, shall not be inconsistent in a material and adverse manner with any pro forma information or projections delivered to the Administrative Agent and Lenders prior to the Effective Date.  The Pro Forma Information shall have been prepared based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made and shall contain adequate text explaining the significant assumptions on which they were based.

(ii)                                  The Administrative Agent and Lenders shall have received the financial statements and reports referred to in Section 3.04(b) and such financial statements and reports shall not be materially inconsistent with the financial statements and reports previously provided to the Administrative Agent and Lenders prior to the Effective Date.  The Administrative Agent shall be satisfied that no Material Adverse Effect has occurred since November 30, 2012.

(j)                                    Use of Proceeds.  The Administrative Agent shall have received, a breakdown of all uses of proceeds of any Loans to be made on the Effective Date, including fees and expenses, and approved to its satisfaction that such Loan proceeds will be used in conformity with Section 5.08.

(k)                                 Payoff of Existing Credit Agreements.  All principal, premium, if any, interest, fees and other amounts due or outstanding under any existing factoring agreements (other than the Factoring Agreement) shall have been (or shall simultaneously be) paid in full, the commitments thereunder terminated and all Guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(l)                                     [Reserved]

(m)                             Notices Pursuant to Collateral Documents.  The Collateral Agent shall have received a copy of all notices required to be sent and other documents required to be executed under the Collateral Documents.

(n)                                 Discharge of Liens.  The Agents shall have received evidence that all Liens (other than Permitted Liens) affecting the assets of the Loan Parties have been or will be discharged on or before the Effective Date.

(o)                                 Possessory Collateral.  The Collateral Agent shall have received all possessory collateral required pursuant to the Collateral Documents, duly endorsed in a manner satisfactory to the Collateral Agent indicating the Collateral Agent’s security interest therein, including without limitation, all of the issued and outstanding shares of all Subsidiaries of the Parent;

(p)                                 Landlord Waivers and Consents.  The Borrowers shall have used commercially reasonable efforts to cause to be delivered to the Collateral Agent landlord waivers and consents, each in a form reasonably satisfactory to the Collateral Agent, from all landlords at all properties leased by any Loan Party.

(q)                                 No Other Indebtedness.  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, neither the Company nor any Subsidiary shall have any outstanding Indebtedness other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness under the Senior Unsecured Debt Documents, and (c) Indebtedness permitted by Section 6.01.

(r)                                    Fees and Expenses.  The Borrowers shall have paid all fees and expenses of the Agents incurred in connection with any of the Loan Documents and the transactions contemplated thereby in each case to the extent invoiced.

(s)                                   Audits and Appraisals.

(i)                                     The Administrative Agent or its Affiliates shall have conducted a field examination of the Borrowers’ assets, liabilities, cash management systems, books and records, and the results of such field examination shall be reasonably satisfactory to the Administrative Agent in all respects; and

(ii)                                  The Administrative Agent shall have received appraisals conducted on certain Inventory and trademarks of the Loan Parties, and the results of such appraisals shall be satisfactory to the Administrative Agent in all respects.

(t)                                    Due Diligence.  The Administrative Agent shall have received copies of all material contracts, license agreements, leases, joint venture arrangements, employment agreements and documentation relating to contingent liabilities and litigation to which any Loan Party is a party or to which any Loan Party will be a party after giving effect to the Transactions and information relating to the ownership, capital structure, organizational and legal structure of the Loan Parties and ERISA, environmental and appraisal matters involving the Borrowers, each of which shall be reasonably satisfactory to the Administrative Agent.

(u)                                 Acquisition.  The Administrative Agent shall be reasonably satisfied in form and substance with all material agreements, instruments and documents implemented or executed in connection with the Acquisition Documentation, including, without limitation, the formation, corporate structure and capital structure of the Borrowers and their Subsidiaries.  The Acquisition Documentation shall not have been materially altered, amended or otherwise supplemented or modified in a manner materially adverse to the Lenders or any material condition therein waived without the prior written consent of the Administrative Agent.  The Acquisition shall have been consummated in accordance with the terms of the Acquisition Documentation and the other documents and instruments referred to above, and in compliance with applicable law and regulatory approvals.

(v)                                 USA PATRIOT Act.  The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(w)                               Governmental and Third Party Approvals.  All governmental and third party approvals necessary in connection with this Agreement shall have been obtained and be in full force and effect, and all waiting periods shall have expired without any action being taken or threatened by any authority that would restrain or otherwise impose adverse conditions on this Agreement.

(x)                                 Subordinated Convertible Notes and Shareholder Payment Agreement.  The Parent shall have delivered to Administrative Agent (i) copies of the Subordinated Convertible Notes, the Tax Notes and the Shareholder Payment Agreement and (ii) the Shareholder Subordination Agreement, each of which shall be satisfactory in form and substance to Administrative Agent.

(y)                                 Revolving Loan Agreement; Intercreditor Agreement.  The Loan Parties, the Revolving Loan Agent and the lenders under the Revolving Loan Agreement shall have executed and delivered the Revolving Loan Agreement and the Intercreditor Agreement, and the Administrative Agent shall have received copies of the Revolving Loan Documents, all of which shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that, upon making the initial loans under the Revolving Loan Agreement (including such loans made to finance the fees, costs, and expenses then payable under the Revolving Loan Agreement and this Agreement) and issuing any letters of credit under the Revolving Loan Agreement on the date of making such initial loans, (i) Excess Availability shall not be less than $15,000,000 and (ii) the Administrative Agent shall have received projections certified by a Financial Officer of the Borrowers reasonably satisfactory to it, showing for the five years following the Effective Date, that Excess Availability shall be no less than $7,500,000.

(z)                                  Factoring Agreements; Assignment of Factoring Proceeds Agreement.  The Borrowers and the Factor shall have executed and delivered the Factoring Agreement, and the Administrative Agent shall have received copies of the Factoring Agreement and all documents, instruments and agreements relating thereto, all of which shall be satisfactory in form and substance to the Administrative Agent.  The Borrowers, Factor, Collateral Agent and Revolving Loan Agent shall have executed and delivered the Assignment of Factoring Proceeds Agreement.

(aa)                          Credit Card Acknowledgments.  The Borrowers shall provide evidence that the Borrowers have used commercially reasonable efforts to cause to be delivered to the Administrative Agent the Credit Card Acknowledgments, each in a form reasonably satisfactory to the Administrative Agent, from all issuers and processors with which any Loan Party has an agreement.

(bb)                          Borrowing Request.  The Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03.

(cc)                            Other Documents.  Such other documents and instruments as the Agents or any Lender may reasonably request.

The acceptance by the Borrowers of any Loans made on the Effective Date shall be deemed to be a representation and warranty made by the Borrowers to the effect that all of the conditions precedent to the making of such Loans have been satisfied (other than such conditions that are subject to the satisfaction of the Lenders or Agents), with the same effect as delivery to the Agents and the Lenders of a certificate signed by an Authorized Officer of the Borrowers, dated the Effective Date, to such effect.  Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 4.01 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on an Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 4.01, and (iii) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall have been paid in full, the Loan

Parties jointly and severally covenant and agree with the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 5.01              Financial Statements; Borrowing Base and Other Information.  Parent and the Borrowers will furnish to the Administrative Agent and the Lenders:

(a)                                 within one hundred twenty (120) days after the end of each fiscal year of the Parent its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with unaudited business segment reporting to the extent required by GAAP and the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the previous Fiscal Year and the corresponding figures from the financial plan and forecast for the current Fiscal Year, which in the case of such consolidated financial statements shall be reported on by independent public accountants of recognized national standing (without a “going concern” qualification, paragraph of emphasis or explanatory note or any like qualification, explanation or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants and a Narrative Report;

(b)                                 within thirty (30) days after the end of each fiscal month of the Parent, its unaudited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the corresponding figures from the financial plan and forecast for the current Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and along with a Narrative Report; and a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (g)(i) and (g)(ii) below;

(c)                                  within forty-five (45) days after the end of each Fiscal Quarter of the Parent, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit C (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(f), (k), and (m), Section 6.02, Section 6.03(b), Sections 6.04(i) and (j), Sections 6.06(c) and (f), Section 6.09, Section 6.10, Section 6.11 and Section 6.12, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                  not less than fifteen (15) days after the end of each fiscal year, a copy of the financial plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Parent for each month of such fiscal year of the Parent in form reasonably satisfactory to the Administrative Agent;

(f)                                   as soon as available but in any event within fifteen (15) days of the end of each calendar month (or with respect to the Borrowing Base Certificate or deliverables to Factor, concurrently with any delivery thereof to Revolving Loan Agent or Factor, as applicable) and at such other times as may be reasonably requested by the Administrative Agent, in each case as of the period then ended, (i) a copy of the Inventory Certificate provided to the Revolving Loan Agent on such date, and in substance satisfactory to the Administrative Agent, current as of the close of business on the last day of such fiscal month, certified by the Financial Officer of the Administrative Borrower, containing a breakdown of the Borrowers’ inventory by amount and valued at cost (which shall include a dollar valuation by location) and warehouse and, if applicable, by production facility location, appropriately completed with information satisfactory to the Administrative Agent, incorporating all appropriate month-end adjustments and current as of the close of business on the last day of such fiscal month immediately prior to such date, (ii) a copy of the Borrowing Base Certificate provided to the Revolving Loan Agent on such date and supporting information in connection therewith (provided that if Availability is less than $10,000,000, a Borrowing Base Certificate shall be delivered to the Administrative Agent not less frequently than weekly and at such other times as the Administrative Agent may request), (iii) a copy of each report delivered to Factor pursuant to the Factoring Agreement, unless otherwise agreed to by the Administrative Agent and (iv) a copy of any quarterly board presentation materials (other than any materials that are subject to any attorney-client privilege) delivered to board of directors of Parent during the most recently ended calendar month;

(g)                                  as soon as available but in any event within fifteen (15) days of the end of each calendar month and at such other times as may be requested by the Administrative Agents, in each case as of the period then ended:

(i)                                     a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by invoice date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)                                  a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);

(iii)                               a reconciliation of the Loan balance per the Borrowers’ general ledger to the Loan balance under this Agreement;

(iv)                              a schedule detailing the obligations of each Borrower and each of the Borrowers’ Subsidiaries in respect of any Swap Agreement (for purposes of this subsection, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time); and

(v)                                 a monthly flash gross sales report for each Borrower in the form provided to the Administrative Agent before the Effective Date.

(h)                                 as soon as available but in any event within fifteen (15) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable;

(i)                                     promptly upon the request of the Administrative Agent:

(i)                                     copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)                                  copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)                               a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(j)                                    as soon as available but in any event within three (3) Business Days of the end of each calendar week and at such other times as may be requested by the Administrative Agent, as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(k)                                 as soon as possible and in any event within twenty (20) days of filing thereof, copies of all tax returns filed by any Loan Party with the Internal Revenue Service;

(l)                                     as soon as possible and in any event within two hundred and seventy days after the close of the fiscal year of the Parent, a statement of the unfunded liabilities of each Plan, certified as correct by an actuary enrolled under ERISA;

(m)                             within thirty (30) days of the first Business Day of each March and September, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization and a customer list for the Loan Parties and their Subsidiaries, with the name, mailing address and phone number of each customer;

(n)                                 the Borrowers will furnish to the Agents each year at the time of delivery of the annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (a) above a certificate of an Authorized Officer updating the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this paragraph (n);

(o)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(p)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement as the Administrative Agent or any Lender may reasonably request.

(q)                                 Notwithstanding anything to the contrary herein, all financial statements delivered hereunder shall be prepared, and all financial covenants required to be complied with under Section 6.12 below, shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

SECTION 5.02              Notices of Material Events.  Parent and the Borrowers will furnish to the Administrative Agent and the Lenders prompt written notice of the following:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 the assertion by the holder of any Indebtedness of any Loan Party in excess of $300,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(c)                                  receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that (and following such initial notice, Borrowers shall provide notice of any material adverse development with respect to any such investigation or litigation that): (i) seeks damages in excess of $500,000; (ii) seeks injunctive relief, alleges criminal misconduct or the violation of any law by any Loan Party or involves any product recall, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (iii) seeks to invalidate, terminate or revoke, or alleges any infringement by, any registered Intellectual Property that is described on Schedule 3.05 or that is necessary for the business of any Loan Party;

(d)                                 any Lien (other than Permitted Encumbrances) securing a claim or claims made or asserted against any of the Collateral;

(e)                                  commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $500,000;

(f)                                   the opening of any new deposit account by any Loan Party with any bank or other financial institution;

(g)                                  any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(h)                                 the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such accountants;

(i)                                     any and all default notices with respect to (a) a past due amount of more than $10,000 or (b) a breach of a material term sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral is located (which shall be delivered within two (2) Business Days after receipt thereof);

(j)                                    any and all default notices sent or received under or with respect to the Revolving Loan Agreement, the Factoring Agreement, the Subordinated Convertible Notes, the Tax Notes or the Shareholder Payment Agreement;

(k)                                 all material amendments to any real estate lease, together with a copy of each such amendment;

(l)                                     all material amendments, waivers or notices related to any Material Agreement;

(m)                             immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any of their Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(n)                                 the occurrence of any ERISA Event or underfunding of any Non-U.S. Plan that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability for the Loan Parties and their Subsidiaries greater than $100,000; and

(o)                                 (i) the occurrence of unpermitted Releases of Hazardous Material of which any Loan Party is aware, (ii) the receipt by any Loan Party of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (iii) the commencement of, or any material change to, any action, investigation, suit, proceeding, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (i), (ii) and (iii) (and, in the case of clause (iii), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $350,000;

(p)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other Authorized Officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03              Existence; Conduct of Business.  Parent and each Borrower will, and will cause each other Loan Party and its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04              Payment of Obligations.  Parent and each Borrower will, and will cause each other Loan Party and its Subsidiaries to, pay or discharge when due all Material Indebtedness and all other material liabilities and obligations, including taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party and its Subsidiaries have set aside on their books adequate reserves with respect thereto in accordance with GAAP, (c) such liabilities would not result in aggregate liabilities in excess of $500,000 and (d) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

SECTION 5.05              Maintenance of Properties and Intellectual Property Rights.  Parent and each Borrower will, and will cause each other Loan Party and its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition sufficient and advisable for the ordinary operations of such Loan Party, and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, intellectual property rights (including applications and registrations of the same), licenses and permits, which are necessary for it to own its property or conduct its business as conducted on the date of this Agreement.

SECTION 5.06              Books and Records; Inspection Rights.  Parent and each Borrower will, and will cause each other Loan Party and its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in conformity with GAAP and all requirements of law.  Each Borrower will, and will cause each other Loan Party and its Subsidiaries to, permit any representatives or independent contractors designated by the Agents, along with any Lender electing to accompany the Administrative Agent, upon reasonable prior notice, at the expense of the Borrowers, to visit and inspect its properties, to inspect and verify the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that such inspections shall be limited to three (3) per calendar year so long as no Default or Event of Default exists. The Borrowers acknowledge, and upon the request of the Administrative Agent will cause each other Loan Party to acknowledge, that the Agents, after exercising their right of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agents and the Lenders.  After the occurrence and during the continuance of any Event of Default, the Borrower will, and will cause each other Loan Party to, provide the Administrative Agent and each Lender with access to its suppliers.

SECTION 5.07              Compliance with Laws.  Parent and each Borrower will, and will cause each other Loan Party and its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08              Use of Proceeds.  The proceeds of the Loans will be used only (i) to finance a portion of the consideration for the Acquisition, (ii) to pay fees and expenses in connection with the Transaction and (iii) for working capital needs and general corporate purposes of the Borrowers and the other Loan Parties.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other regulations of the Board or a violation of the Securities and Exchange Act of 1934, in each case as in effect on the date of the making of such Loan and such use of proceeds.  The timing and amount of any Loan requested from time to time by the Administrative Borrower shall be based upon and consistent with the then-current cash needs of the Borrowers.

SECTION 5.09              Insurance.  Parent and each Borrower will, and will cause each other Loan Party and each subsidiary of a Loan Party to, maintain with financially sound and reputable carriers against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, as is customary in the business of such Person.  All such insurance shall be in amounts, cover such assets and be under policies reasonably acceptable to the Agents.  All policies covering the casualty of the Collateral are to be made payable to the Collateral Agent for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Agents, with the loss payable and additional insured endorsement in favor of the Collateral Agent, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Loan Party or any Secured Party which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.  The Borrowers will not, and will not permit any other Loan Party and its Subsidiaries to, use or permit any property to be used in any manner which would be reasonably likely to render inapplicable any insurance coverage.  The Borrowers will cause any insurance or condemnation proceeds received by any Loan Party to be immediately forwarded to the Collateral Agent and the Collateral Agent shall remit such proceeds to the Administrative Agent to be applied to the reduction of the Obligations in accordance with

Section 2.12.  Original policies or certificates thereof reasonably satisfactory to the Agents evidencing such insurance shall be delivered to the Agents at least 30 days prior to the expiration of the existing or preceding policies.

SECTION 5.10              Appraisals.  At any time that the Administrative Agent or Collateral Agent requests, each Borrower will, and will cause each other Loan Party to, at the sole expense of the Loan Parties, provide the Agents with appraisals or updates thereof of their Inventory, and Intellectual Property rights from an appraiser selected and engaged by the Agents, and prepared on a basis satisfactory to the Agents, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, if no Default or Event of Default shall have occurred and be continuing, only two (2) such appraisals or updates per calendar year shall be conducted; provided, further, that either Agent may require appraisals or updates more frequently at its own expense.  To the extent the Loan Parties are permitted to do so under the terms of the appraisal, the Loan Parties shall provide a copy of any appraisal or update to an appraisal provided to Revolving Loan Agent concurrently with the delivery of such appraisal or update to Revolving Loan Agent.

SECTION 5.11              Additional Collateral; Further Assurances.

(a)                                 The Borrowers will, unless the Required Lenders otherwise consent, cause each subsidiary of any Loan Party (excluding any Non-U.S. Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Borrower by executing this Agreement through a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, and (ii) will grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, in any property of such Loan Party which constitutes Collateral.

(b)                                 Each Borrower will, and will cause each other Loan Party to cause (i) 100% of the issued and outstanding Capital Stock of each of its domestic Subsidiaries to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request, and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas.  Reg.  Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas.  Reg.  Section 1.956-2(c)(2)) in each Non-U.S. Subsidiary directly owned by any Borrower or any Subsidiary to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request; provided that if, as a result of a change in applicable law after the date hereof, a pledge of a greater percentage than 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas.  Reg.  Section 1.956-2(c)(2)) could not reasonably be expected to cause (1) undistributed earnings of such Non-U.S. Subsidiary (as determined for federal income tax purposes) to be treated as a deemed dividend to such Non-U.S. Subsidiary’s domestic parent or (2) other material adverse tax consequences, then the Borrowers will take steps to cause such greater percentage to be subject to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent.

(c)                                  Without limiting the foregoing, each Borrower will, and will cause each other Loan Party and each subsidiary of a Loan Party which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agents such documents and agreements, and will take or cause to be taken such actions as any Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 4.01 (as applicable).

(d)                                 To the extent permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in real property after the date of this Agreement, each Borrower will, and will cause each other Loan Party to, first provide to the Collateral Agent a mortgage or deed of trust granting the Collateral Agent a first priority Lien on such real property, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Collateral Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Collateral Agent, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 5.12              Depository Bank.  Parent, Borrowers and each Loan Party shall maintain the deposit accounts listed on Schedule 3.26.  The opening of any new deposit account by any Loan Party with any bank or financial institution shall require the written consent of the Collateral Agent.

SECTION 5.13              Cash Management.

(a)                                 Each Borrower shall comply with all requirements set forth in the Revolving Loan Agreement relating to cash management (including, but not limited to, Section 5.13 of the Revolving Loan Agreement), unless otherwise agreed by the Administrative Agent (with the concurrence of the Required Lenders) in writing.

(b)                                 Each Borrower shall cause all proceeds of Term Loan Priority Collateral (other than, before the occurrence and continuance of an Event of Default, the Specified License Proceeds in an aggregate amount per Fiscal Year not to exceed $450,000) to be deposited in a deposit account that is subject to a control agreement acceptable to the Administrative Agent and that is not commingled with proceeds of Revolving Credit Priority Collateral.

SECTION 5.14              Environmental Matters.  The Borrowers shall promptly notify the Lenders of any Release that triggers reporting obligations under any applicable Environmental Laws.  In the event of such a Release, at the request of the Administrative Agent, the Borrowers, at their own expense, shall provide to the Lenders within ninety (90) days after the Release an environmental site assessment report of the property(ies) where such a Release has taken place or that has otherwise been impacted by the Release, by an environmental consulting firm chosen by the Borrowers and reasonably acceptable to the Administrative Agent, addressing the Release, the proposed cleanup, response or remedy and the associated cost.  Not limiting the generality of the immediately preceding two sentences, if the Administrative Agent determines that a material environmental risk exists, the Administrative Agent may independently retain an environmental consulting firm to conduct an environmental site assessment of the property(ies) and the Borrowers hereby grant, and agree to cause any Subsidiary that owns such property(ies) to grant, access to the property(ties) upon reasonable notice to the Administrative Borrower, subject to the rights of tenants, during normal business hours, provided, however, that no testing, sampling or other invasive investigation shall be performed as part of such environmental site assessment.

SECTION 5.15              Material Agreements.  The Loan Parties shall, in their commercially reasonable judgment, enforce their respective rights and remedies under the Material Agreements.

SECTION 5.16              Post-Closing Obligations.  The Loan Parties shall comply with each requirement set forth in the Post-Closing Letter on or before the date referred to in the Post-Closing Letter with respect to such requirement.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full, the Loan Parties jointly and severally covenant and agree with the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 6.01              Indebtedness.  Parent and the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)                                 the Obligations;

(b)                                 Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (h) hereof;

(c)                                  Indebtedness under the Revolving Loan Agreement in an aggregate principal amount not to exceed $55,000,000 at any time outstanding (and this clause, for the avoidance of doubt, shall permit any refinancing of such Indebtedness that satisfies the terms of the Intercreditor Agreement);

(d)                                 Indebtedness of any Loan Party (other than the Parent) to any other Loan Party (other than the Parent) or a Non-U.S. Subsidiary in an aggregate principal amount not to exceed $500,000 at any time outstanding, provided that:

(i)                                     the applicable Loan Parties and Non-U.S. Subsidiaries shall have executed on the Effective Date a demand note to evidence any such intercompany Indebtedness owing at any time by any applicable Loan Party to another applicable Loan Party or Non-U.S. Subsidiary, which demand notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Collateral Agent pursuant to the Security Agreement as additional collateral security for the Obligations;

(ii)                                  each Loan Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agent; and

(iii)                               the obligations of the Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations hereunder in accordance with Section 9.19.

(e)                                  Guarantees by a Loan Party (other than the Parent) of Indebtedness of any other Loan Party (other than the Parent) if the primary obligation is expressly permitted elsewhere in this Section 6.01;

(f)                                   Indebtedness of any Loan Party (other than the Parent) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (ii) such indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $1,500,000 at any time outstanding and (iv) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would be caused thereby;

(g)                                  Indebtedness under the Subordinated Convertible Notes, the Tax Notes and the Shareholder Payment Agreement;

(h)                                 Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clause (b) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (iv) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(i)                                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(j)                                    Indebtedness in respect of deposits or advances (not constituting borrowed money) received in the ordinary course of business in connection with the sale of goods and services;

(k)                                 unsecured Indebtedness (other than trade payables not evidenced by a promissory note or similar instrument) in an aggregate principal amount up to $2,500,000; provided that (i) such Indebtedness is contractually subordinated to the Obligations in a manner satisfactory to the Administrative Agent, (ii) the maturity date of such Indebtedness is no sooner than twelve (12) months after the Maturity Date, and (iii) the terms of such Indebtedness do not require any scheduled amortization, sinking fund or other payments prior to the maturity date of such Indebtedness;

(l)                                     Swap Obligations to the extent permitted under Section 6.05; and

(m)                             Indebtedness representing deferred compensation to employees, directors and consultants of any Borrower or Subsidiary incurred in the ordinary course of business.

SECTION 6.02              Liens.  Parent and the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances.  Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 (other than any Lien junior to the Lien of the Collateral Agent described in clauses (a) through (j) of the definition of Permitted Encumbrances (but only to the extent not yet due or being properly contested (if so permitted) under such clause), clause (o) of the definition of Permitted Encumbrances (to the extent securing obligations that are not overdue), clause (l) of the definition of Permitted Encumbrances (to the extent securing obligations that are not overdue), or clause (p) of the definition of Permitted Encumbrances) may at any time attach to any Loan Party’s (1) Accounts, (2) Inventory, (3) registered Intellectual Property rights and (4) Capital Stock pledged to the Collateral Agent.

SECTION 6.03              Fundamental Changes; Asset Sales.

(a)                                 Parent and the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Borrower may merge into any other Borrower, provided that in the event the Administrative Borrower is party to such merger it shall be the surviving corporation, and (ii) any Loan Party (other than Parent or any Borrower) may merge into (1) any Borrower in a transaction in which the Borrower is the surviving corporation or (2) any other Loan Party (other than Parent or any Borrower); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)                                 Parent and the Borrowers will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), except that (i) any Loan Party (other than the Parent) may sell, transfer, lease or otherwise dispose of (1) its assets to any Loan Party (other than the Parent), if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (2) Inventory in the ordinary course of business and Trade Accounts pursuant to the Factoring Agreement, (3) obsolete, worn out or surplus tangible personal property, in the ordinary course of business, (4) tangible personal property to the extent such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such disposition are promptly applied to the purchase price of such replacement property, and (5) other assets (other than registered Intellectual Property rights of a Loan Party) having a book value not exceeding $500,000 in the aggregate in any Fiscal Year, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing.  The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 6.03(b) (other than pursuant to clause (i)(2) of this Section 6.03(b)) shall be delivered to the Administrative Agent to the extent required by Sections 2.12(b) and (c) and applied to the Obligations as set forth therein.

(c)                                  The Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(d)                                 Without limiting the foregoing, the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, permit the lapse, termination, invalidation or loss of, or any infringement upon, any registered Intellectual Property of a Loan Party that is described on Schedule 3.05 or that is necessary for the business of any Borrower.

SECTION 6.04              Investments, Loans, Advances, Guarantees and Acquisitions.  Parent and the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a)                                 Permitted Investments, subject to control agreements in favor of the Collateral Agent for the benefit of the Secured Parties and in favor of the Revolving Loan Agent in form and substance satisfactory to Agents or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties and in favor of the Revolving Loan Agent in a manner satisfactory to the Agents;

(b)                                 investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)                                  investments made by any Loan Party in the Capital Stock of any wholly-owned domestic Subsidiary which is a Loan Party;

(d)                                 investments made by any Loan Party in the Capital Stock of any wholly-owned Subsidiary which is not a Loan Party, provided that the aggregate amount of all investments made under this clause (d) shall not exceed $200,000;

(e)                                  loans or advances made by a Loan Party (other than the Parent) to any other Loan Party (other than the Parent) permitted by Section 6.01;

(f)                                   Guarantees constituting Indebtedness permitted by Section 6.01;

(g)                                  loans or advances made by a Loan Party (other than the Parent) to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, moving and relocation costs and similar purposes up to a maximum of $50,000 to any individual and up to a maximum of $250,000 in the aggregate at any one time outstanding;

(h)                                 subject to Sections 4.4.2 and 4.4.3 of the Guarantee and Collateral Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party in connection with the bankruptcy or reorganization of Account Debtors or in settlement or delinquent obligations of Account Debtors in the ordinary course of business and consistent with past practice;

(i)                                     advances in the form of a pre-payment of expenses, so long as such expenses are being paid in accordance with customary trade terms of such Loan Party;

(j)                                    non-cash consideration received in connection with the sale, transfer, lease or disposal of any asset in compliance with Section 6.03(b);

(k)                                 Swap Agreements otherwise permitted under Section 6.05; and

(l)                                     additional investments not to exceed $200,000 in the aggregate outstanding at any one time, provided that on the date any such investment is made no Default or an Event of Default has occurred and is continuing or would result therefrom.

SECTION 6.05              Swap Agreements.  Parent and the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or its Subsidiaries has actual exposure (other than those in respect of Capital Stock of any Loan Party or its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of the Loan Party or its Subsidiaries or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of the Loan Party or its Subsidiaries.

SECTION 6.06              Restricted Payments.  Parent and the Borrowers will not, and will not permit any other Loan Party or any Subsidiary of any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)                                 any Loan Party may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock,

(b)                                 Loan Parties (other than Parent) and wholly-owned Subsidiaries of Loan Parties may declare and pay dividends with respect to their Capital Stock to any Loan Party (other than Parent) or any wholly-owned subsidiary of a Loan Party,

(c)                                  so long as no Default or Event of Default shall have occurred and be continuing, each Borrower may make payments, directly or indirectly, to Parent in order to allow Parent to fund general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Parent in the ordinary course of its business as a holding company for the Borrowers;

(d)                                 so long as no payment Default, bankruptcy or insolvency Default, or Event of Default shall have occurred and be continuing, each Borrower may make distributions or payments, directly or indirectly, to (i) Parent or any Borrower to be used by Parent or such Borrower to pay franchise taxes and other fees required to maintain Parent or such Borrower’s corporate existence, (ii) another Borrower or to Parent under a Tax Sharing Agreement and (iii) another Borrower or Parent to be used to pay taxes (including estimated taxes) directly attributable to (or arising as a result of) such other Borrower’s or Parent’s being required to include in its income for tax purposes income of the Borrower making the payment or a Subsidiary of such Borrower;

(e)                                  Parent may make repurchases of its Capital Stock deemed to occur upon the “cashless exercise” of stock options, stock appreciation rights, warrants or similar equity or equity-based incentives or upon the vesting of restricted stock units, restricted stock or similar equity or equity-based incentives, if such Capital Stock represents the exercise price of such options, stock appreciation rights, warrants or similar equity or equity-based incentives or represents withholding Taxes due upon such exercise or vesting;

(f)                                   Parent may make, and Borrowers may make Restricted Payments to Parent to permit Parent to make, cash payments in lieu of the issuance of fractional shares representing insignificant interests in Parent, in an aggregate amount not exceeding $100,000 in any Fiscal Year, in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in Parent;

(g)                                  Parent may make, and Borrowers may make Restricted Payments to Parent to permit Parent to make, Restricted Payments in connection with reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Parent and its Subsidiaries that are not employees of the Parent or its Subsidiaries; and

(h)                                 so long as no Event of Default has occurred and is continuing, Parent may make, and Borrowers may make Restricted Payments to Parent to permit Parent to make, Restricted Payments to repurchase or redeem Capital Stock of Parent held by directors, officers, employees or consultants of Parent or any of its Subsidiaries or former directors, officers, employees or consultants (or their transferees, estates or beneficiaries under their estates) of Parent or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service, provided that the aggregate amount of cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of $250,000 plus the net cash proceeds of any “key-man” life insurance policies of Parent and its Subsidiaries.

SECTION 6.07              Transactions with Affiliates.  Parent and the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Party or its Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Loan Party (other than the Parent) and another Loan Party (other than the Parent) that is a wholly owned Subsidiary of a Loan Party not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08              Restrictive Agreements.  Parent and the Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of any Borrower or to Guarantee Indebtedness of the Borrowers or any other Subsidiary of any Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Revolving Loan Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09              Amendment of Material Documents.  Parent and the Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, amend, modify or waive any of its rights or obligations under (a) the Acquisition Documentation (which, for purposes of this paragraph, shall not include the Revolving Loan Documents) in any material respect without the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (b)(i) its Charter Documents, (ii) any Material Agreement, or (iii) any Material Indebtedness (other than the Revolving Loan Obligations), in each case to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect, (c) any Subordinated Indebtedness unless such amendment, modification or waiver is expressly permitted under the applicable subordination agreement to which Administrative Agent is party, (d) the Revolving Loan Documents to the extent such amendment, modification or waiver is not be permitted under the Intercreditor Agreement and (e) any Tax Note.

SECTION 6.10              Prepayment of Indebtedness.  Parent and the Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.03; (iii) Indebtedness permitted by Sections 6.01(b), (c) or (g), in each case (x) upon any refinancing thereof permitted in accordance with Section 6.01(h), (y) with respect to any Indebtedness evidenced by a Subordinated Convertible Note or the Shareholder Payment Agreement, only to the extent such payment is permitted under the related Subordinated Convertible Note, or the Shareholder Payment Agreement and Shareholder Subordination Agreement, as applicable and (z) with respect to any Indebtedness evidenced by a Tax Note, so long as no Default or Event of Default shall have occurred and be continuing and such payment does not constitute a prepayment of such Indebtedness; and (iv) so long as no Default or Event of Default shall have occurred and be continuing, Indebtedness permitted by Section 6.01(d).  Each Loan Party agrees that it shall not, and it shall not permit any Affiliate (which, for purposes of this sentence, shall be limited to officers or directors of a Loan Party who constitute an Affiliate and to Persons Controlling Parent) of such Loan Party to, at any time, purchase any interest in, take an assignment of, or purchase a participation in any of the Revolving Loan Obligations, the Shareholder Payment Agreement, any Tax Note or any Subordinated Convertible Note.

SECTION 6.11              Capital Expenditures.  Parent and the Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, make Capital Expenditures which in the aggregate exceed (x) $900,000 for the Fiscal Quarter ending November 30, 2013 and (y) $2,800,000 in any Fiscal Year, commencing with the Fiscal Year ending November 30, 2014, provided that in the event Capital Expenditures during any Fiscal Year (commencing with the Fiscal Year ending November 30, 2014) are less than $2,800,000, then up to $500,000 of the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding Fiscal Year; provided, further, that any Carryover Amount shall be deemed to be the last amount spent in such succeeding Fiscal Year and no Carryover Amount may be carried over and used in two or more Fiscal Years.

SECTION 6.12              Financial Covenants.  Parent and the Borrowers agree on a consolidated basis, to:

(a)                                 Minimum Availability.  Maintain (i) Excess Availability of not less than $7,500,000 at all times, tested on each date that a Borrowing Base Certificate is delivered (or is required to be delivered) and (ii) Availability (as defined in the Revolving Loan Agreement as in effect on the date hereof) of not less than $5,000,000 at all times.

(b)                                 Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio, calculated for each of the periods set forth below, of not less than:

Fiscal Quarter ending	Fixed Charge Coverage Ratio
August 31, 2013	1.16x

Fiscal Quarter ending	Fixed Charge Coverage Ratio
November 30, 2013	1.04x
February 28, 2014	0.96x
May 31, 2014	0.93x
August 31, 2014	0.99x
November 30, 2014	1.09x
February 28, 2015	1.15x
May 31, 2015	1.20x
August 31, 2015	1.20x
November 30, 2015	1.24x
February 29, 2016	1.30x
May 31, 2016	1.35x
August 31, 2016	1.40x
November 30, 2016	1.54x
February 28, 2017 and each Fiscal Quarter ending thereafter	1.55x

(c)                                  Minimum EBITDA.  Maintain EBITDA, calculated for each of the periods set forth below, of not less than:

Twelve fiscal months ending	Minimum EBITDA
November 30, 2013	$20,000,000
December 31, 2013	$20,000,000
January 31, 2014	$20,000,000
February 28, 2014	$19,273,500
March 31, 2014	$19,066,900

Twelve fiscal months ending	Minimum EBITDA
April 30, 2014	$19,672,500
May 31, 2014	$18,792,000
June 30, 2014	$19,100,100
July 31, 2014	$21,016,200
August 31, 2014	$20,362,000
September 30, 2014	$22,136,300
October 31, 2014	$22,991,900
November 30, 2014	$23,417,800

(d)                                 Leverage Ratio.  Maintain a Leverage Ratio, calculated for each of the periods set forth below, of not more than:

Fiscal Quarter ending	Maximum Leverage Ratio
August 31, 2013	3.42x
November 30, 2013	3.93x
February 28, 2014	4.36x
May 31, 2014	4.52x
August 31, 2014	4.25x
November 30, 2014	3.21x
February 28, 2015	3.00x
May 31, 2015	2.75x
August 31, 2015	2.50x
November 30, 2015	2.23x
February 29, 2016	2.23x
May 31, 2016	2.23x

Fiscal Quarter ending	Maximum Leverage Ratio
August 31, 2016	2.00x
November 30, 2016	2.00x
February 28, 2017 and each Fiscal Quarter ending thereafter	2.00x

SECTION 6.13                                      Sale Leasebacks.  Parent and the Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

SECTION 6.14                                      Change of Corporate Name or Location; Change of Fiscal Year.  Parent and the Borrowers will not, and will not permit any Loan Party to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Agents and after Collateral Agent’s written acknowledgment (which shall not be unreasonably withheld or delayed) that any reasonable action requested by Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of Collateral Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States.  No Loan Party shall change its fiscal year, provided that not later than October 15, 2013, Hudson Holdings and its Subsidiaries shall change their respective fiscal years to the Fiscal Year.

SECTION 6.15                                      Billing, Credit and Collection Policies.  Parent and the Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, make any change in their respective billing, credit and collection policies, which change would, based upon the facts and circumstances in existence at such time, reasonably be expected to materially adversely affect the collectability, credit quality or characteristics of the Accounts, or the ability of the Borrowers to perform their obligations, or the ability of the Collateral Agent to exercise any of its rights and remedies, hereunder or under any other Loan Document.

SECTION 6.16                                      Equity Issuances.  Parent and the Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, issue any preferred stock or other Capital Stock which requires the payment of dividends or mandatory redemptions or other distributions, except for preferred stock (a) all dividends in respect of which are to be paid in additional shares of such preferred stock, in lieu of cash or (b) all payments in respect of which are not due and payable until after the Maturity Date.  No Loan Party will, or will permit any Subsidiary to, issue any additional shares of its Capital Stock; provided, however, Parent may issue additional Capital Stock from time to time so long as such Capital Stock does not constitute preferred stock or other

Capital Stock that requires the payment of dividends or mandatory redemptions or other distributions.

SECTION 6.17                                      Hazardous Materials.  No Loan Party or its Subsidiaries shall cause or suffer to exist any release of any Hazardous Material on, at, in, under, above, to or from any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or its Subsidiaries that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any other property, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

SECTION 6.18                                      Activities of Parent.  The Parent will not engage in any trade or business, or own any assets (other than the Capital Stock of the Loan Parties owned as of the Effective Date, any assets related to the payment of taxes and amounts that it received or is entitled to receive pursuant to Section 6.06(d)) or incur any Indebtedness (other than its obligations under the Loan Documents, the Subordinated Convertible Notes, the Tax Notes, the Shareholder Payment Agreement, the Stock Purchase Agreement and the Revolving Loan Documents).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01                                      Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                 the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrowers shall fail to pay any interest on any Loan or any fee or other amount (other than such amount referred to in clause (a) above) payable under this Agreement, within three Business Days after the same shall become due and payable;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or 5.09 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a) through (d)

above) or in any other Loan Document, and such failure shall continue unremedied for a period of (i) five (5) days if such breach relates to terms or provisions set forth in Article V of this Agreement (other than those provisions in Article V specified in clause (d) above) or (ii) thirty (30) days if such breach relates to any other term or provision of this Agreement or any other Loan Document;

(f)                                   (i) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f)(ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness where such Indebtedness was also paid when it became due;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Subsidiaries or either of its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any such Subsidiary or for a substantial part of either of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)                                     any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or any Loan Party shall dissolve or commence any dissolution proceeding;

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of $350,000 shall be rendered against any Loan Party or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment or any Loan Party or any of its Subsidiaries shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(k)                                 (i) a Lien shall have arisen, or in the reasonable opinion of the Required Lenders, may reasonably be expected to arise, under the terms of ERISA or the Code with respect to any Plan, or (ii) an ERISA Event or unfunded liability arising under a Non-U.S. Plan shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and unfunded Non-U.S. Plan liabilities that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     a Change in Control shall occur;

(m)                             any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or this Agreement (including as provided in Section 6.02 with respect to the “Factor Collateral” (as defined in the Assignment of Factoring Proceeds Agreement) and to the Revolving Credit Priority Collateral (as defined in the Interceditor Agreement)), or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(n)                                 any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(o)                                 (i) any Loan Party or any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral;

(p)                                 (i) an uninsured loss occurs with respect to any portion of the Collateral, which loss would reasonably be expected to have a Material Adverse Effect or (ii) any other event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

(q)                                 the subordination provisions of any agreement or instrument governing any Subordinated Indebtedness are for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof, of the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by the Loan Documents or such subordination provisions;

(r)                                    any event of default shall occur under the Factoring Agreement or the Factoring Agreement shall be terminated; or

(s)                                   an event of default has occurred under the Revolving Loan Agreement, which default shall not have been cured or waived within any applicable grace period;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and/or (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans and Obligations so declared to be due and payable, together with accrued interest thereon and all fees (including the Prepayment Fee, if such acceleration occurs on or before the third anniversary of the Effective Date) and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  In case of any event with respect to any Borrower described in clause (g) or (h) of this Section 7.01, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.02                                      Remedies upon Default.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Loan Parties.  No remedy herein or in any Loan Document is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03                                      Application of Funds.  After (i) an Event of Default has occurred and is continuing and (ii) the exercise of remedies provided for in this Article VII (or after the Loans have automatically become immediately due and payable, any amounts received (whether by an Agent or a Lender) on account of the Obligations shall be delivered to the Administrative Agent and applied by the Administrative Agent in the following order:

first, to pay any fees, indemnities, expense reimbursements or other Obligations then due to the Administrative Agent and the Collateral Agent in their capacities as such,

second, to pay all interest and fees owed on account of the Term Loans,

third, to ratably pay all principal amounts of the Term Loans then outstanding, and fourth, to ratably pay any other expense reimbursements or other Obligations then due and payable to the Lenders.

The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations owing to the Administrative Agent and Lenders.

ARTICLE VIII

THE AGENTS

SECTION 8.01                                      Appointment and Authorization.  Each Lender hereby designates and appoints each of the Agents as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Each Agent agrees to act as such on the express conditions contained in this Article VIII.  The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.  Without limiting the generality of the foregoing sentence, the use of the term “agents” in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Agreement, each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Article VII, and any action so taken or not taken shall be deemed consented to by the Lenders.

SECTION 8.02                                      Delegation of Duties.  Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, attorneys-in-fact or through its Related Parties and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Related Party that it selects as long as such selection was made without gross negligence or willful misconduct.

SECTION 8.03                                      Liability of the Agents.  None of the Agents or any of their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, and each Loan Party and Secured Party hereby waives and agrees not to assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as finally determined in a non-appealable decision of a court of competent jurisdiction.  Without limiting the foregoing, none of the Agents or any of their respective Related Parties shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

SECTION 8.04                                      Reliance by the Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, Electronic Transmission, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 9.03) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

SECTION 8.05                                      Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Agents shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 7.01 or Section 7.02; provided, however, that unless and until an Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

SECTION 8.06                                      Credit Decision.  Each Lender acknowledges that none of the Agents or any of their respective Related Parties has made any representation or warranty to it, and that no act by an Agent hereinafter taken, including any review of the affairs of the Borrowers and their Affiliates, shall be deemed to constitute any representation or warranty by such Agent or Related Parties to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or Related Party and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent or Related Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of any Borrower which may come into the possession of any of such Agent or its Related Parties.

SECTION 8.07                                      Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent (to the extent not reimbursed by the Loan Parties and without limiting the obligations of the Loan Parties hereunder), ratably according to their respective Applicable Percentages of the Aggregate Term Loan Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand, ratably according to its Applicable Percentage of the Aggregate Term Loan Exposure, for any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement

(whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by the Loans Parties.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation of any Agent.

SECTION 8.08                                      The Agents in Individual Capacity.  The financial institutions serving as Administrative Agent or Collateral Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Affiliates as though they were not Agents hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, such financial institutions or their respective Affiliates may receive information regarding any Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that neither such Agent nor such financial institution shall be under any obligation to provide such information to the Lenders.  With respect to its Loans hereunder, such financial institutions shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” include such financial institutions in their individual capacities.

SECTION 8.09                                      Successor Agents.

(a)                                 Any Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no successor agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a Person who would constitute an Eligible Assignee.  Upon the acceptance of any appointment as an Agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent and the term “Administrative Agent,” “Collateral Agent,” or “Agents,” as the case may be, shall mean such successor agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation hereunder, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.  No Agent may be removed as an Agent without the consent of such Agent.

(b)                                 If within forty-five (45) days after written notice is given of the retiring Agent’s resignation under this Section 8.09 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (or such later date as such retiring Agent may in its sole discretion notify the Lenders and the Administrative Borrower) (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

SECTION 8.10                                      Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien upon any Collateral and to terminate any guarantee (i) upon the payment and satisfaction in full of all Loans and all other Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made); (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition is made in compliance with Section 6.03 and no Event of Default exists (and the Collateral Agent may rely conclusively on any such certification without further inquiry); (iii) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) pursuant to Section 8.10(b) below; or (vi) upon Revolving Loan Agent’s request, when required under the Intercreditor Agreement.  Except as provided above, the Collateral Agent will not release any of its Liens without the prior written authorization of the Lenders (as required by Section 9.03); provided that the Collateral Agent may, in its discretion, release the Collateral Agent’s Liens on Collateral valued in the aggregate not in excess of $1,000,000 during each Fiscal Year without the prior written authorization of any Lender.  Upon request by the Collateral Agent or the Borrowers at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Collateral Agent’s Liens upon particular types or items of Collateral pursuant to this Section 8.10.

(b)                                 In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of a Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.03, the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Administrative Borrower and at the Administrative Borrower’s expense to release, share or subordinate any Liens created by any Loan Document in respect of such assets or Capital Stock, and, in the case of a disposition of the Capital Stock of any Subsidiary that is a Loan Party in a transaction not prohibited by Section 6.03 and as a result of which such Subsidiary would cease to be a Loan Party, thus terminating such Subsidiary’s Guaranty obligation under the Guarantee and Collateral Agreement; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Administrative Borrower and at the Administrative Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full, and upon receipt by the Administrative Agent, for the benefit of Agents and Lenders, of liability releases from the Loan Parties in form and substance satisfactory to the Administrative Agent.  Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary of the Administrative Borrower shall no longer be deemed to be made once such Capital Stock or asset is so conveyed, sold, leased, assigned, transferred or disposed of.  Upon any release or termination in connection with the foregoing, the Collateral Agent shall (and is hereby authorized by the Lenders to) execute such documents as may reasonably requested by the Administrative Borrower to evidence the release of the Collateral Agent’s Liens upon such Collateral all without recourse or warranty.  Notwithstanding the foregoing or the payment in full of the Obligations, Collateral Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agents may incur as a result of dishonored checks or other items of payment received by Agents from any Borrower or any Account Debtor and applied to the Obligations, Agents shall, at their option, (i) have received a written agreement satisfactory to Agents, executed by Administrative Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying the Agents and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as the Agents, in their reasonable discretion, may deem necessary to protect the Agent and each Lender from any such loss or damage.

(c)                                  In the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the any of the Collateral in connection with an insolvency proceeding, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale unless Collateral Agent is otherwise expressly directed in writing by the Required Lenders.

(d)                                 The Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral and its capacity as one of the Lenders, and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

SECTION 8.11                                      Restrictions on Actions by Lenders.  Each of the Lenders agrees that it shall not, unless specifically requested to do so by the Administrative Agent or the Required Lenders, take or cause to be taken any action to enforce its rights under this Agreement or against any Loan Party, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

SECTION 8.12                                      Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.13                                      Concerning the Collateral and the Related Loan Documents.  Each Lender agrees that any action taken by an Agent or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by an Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

SECTION 8.14                                      Reports and Financial Statements; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)                                 is deemed to have requested that the Agents furnish such Lender, promptly after it becomes available, (i) a copy of all financial statements to be delivered by the Borrowers hereunder, (ii) a copy of any notice of Default or Event of Default received by such Agent and (iii) a copy of each Report;

(b)                                 expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d)                                 agrees to keep all Reports confidential in accordance with Section 9.13; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Person or Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Person or Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable costs of counsel) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.15                                      Relation Among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) be authorized to act for, any other Lender.

SECTION 8.16                                      Intercreditor Agreement.  Each Lender hereby authorizes and directs the Agents to enter into the Intercreditor Agreement, the Shareholder Subordination Agreement and the Assignment of Factoring Proceeds Agreement, agrees to be bound by the terms thereof and consents to any and all actions taken by the Agents in accordance with the terms thereof.  Each Lender authorizes and directs the Agents to act in accordance with the subordination provisions of the Subordinated Convertible Notes.  No reference to the Intercreditor Agreement or any other intercreditor or subordination agreement in any Loan Document shall be construed to provide that any Loan Party is a third party beneficiary of the provisions of the Intercreditor Agreement or such other agreement or may assert any rights, defenses or claims on account of the Intercreditor Agreement or such other agreement or this Section 8.16, and each Loan Party agrees that nothing in the Intercreditor Agreement or such other agreement is intended or shall impair the obligation of any Loan Party to pay the obligations under this Agreement, or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Loan Party or, except as expressly otherwise provided in the Intercreditor Agreement or such other agreement as to a Loan Party’s obligations, such Loan Party’s properties.

SECTION 8.17                                      Lead Arranger; Syndication Agent; Documentation Agent.  None of the Lead Arranger, Syndication Agent or the Documentation Agent shall have any duties, liabilities, right, power or responsibilities hereunder in its capacity as such.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01                                      Notices.  i)  Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Transmission (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to any Loan Party, to the Administrative Borrower at:

2340 S. Eastern Avenue

Commerce, CA 90040

Attention:                                         Legal Department

Facsimile:                                         323-837-3791

E-mail:                                                        lori@joesjeans.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

300 Covent Street, Suite 1600

San Antonio, TX 78205-3732

Attention:                                         Kim E. Ramsey

Facsimile:                                         210-281-7251

E-mail:                                                        kramsey@akingump.com

if to the Administrative Agent or Collateral Agent, to:

Garrison Loan Agency Services LLC

1290 Avenue of the Americas, Suite 914

New York, NY 10104

Attention:                                         Joe’s Jeans Account Manager

Facsimile:                                         212-372-9525

E-mail: rchimenti@garrisoninv.com

with a copy to:

Garrison Loan Agency Services LLC

1290 Avenue of the Americas, Suite 914

New York, NY 10104

Attention:                                         Julian Weldon

Facsimile:                                         212-372-9525

E-mail: jweldon@garrisoninv.com

with a copy to:

Holland & Knight LLP

300 Crescent Court, 11th Floor

Dallas, TX 75201

Attention:                                         Eric W. Kimball

Facsimile:                                         214-964-9501

E-mail: eric.kimball@hklaw.com

(ii)                                  if to any other Lender, to it at its address or facsimile number or e-mail address set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(b)                                 All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) sent by Electronic Transmission shall be deemed to have been given (x) if delivered by posting to an E-System or other Intranet or extranet-based website, prior to 5:00 p.m., New York City time, on the date of such posting and (y) if delivered by any other Electronic Transmission, prior to 5:00 p.m., New York City time, on the date of transmission thereof.

SECTION 9.02                                      Electronic Transmissions; Public-Side Lenders.

(a)                                 Authorization.  Each Agent and its Related Parties is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein; provided, however, that no notice to any Loan Party shall be made by posting to an Internet or extranet-based site or other equivalent service but may be made by e-mail or E-Fax.  Each of Parent, each Borrower and each Secured Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including, without limitation, risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing each Agent and its Related Parties to transmit Electronic Transmissions.

(b)                                 Signatures.  No Electronic Transmission shall be denied legal effect merely because it is made electronically.  Electronic Transmissions that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Electronic Transmission, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof.  Each Electronic Transmission containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original.  Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Electronic Transmission shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter.  Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Electronic Transmission or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Electronic Transmission or E-Signature has been altered after transmission.

(c)                                  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to this Section 9.02, separate terms and conditions posted or referenced in such E-System and related agreements, documents or other instruments executed by Secured Parties and Loan Parties in connection with such use.

(d)                                 Limitation of Liability.  All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.” No Agent or any of their Related Parties warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission and disclaims all liability for errors or omissions therein.  No warranty of any kind is made by any Agent or any of its Related Parties in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects.  Each of Parent, each Borrower and each Secured Party (other than the Administrative Agent) agrees that no Agent have any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with all Electronic Transmissions or otherwise required for any E-System.

(e)                                  Public-Side Lenders.  Each of Parent and each Borrower hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders who do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrowers agree to clearly and conspicuously designate as “PUBLIC” all materials that the Loan Parties intend to be made available to Public Lenders.  By designating such materials as “PUBLIC”, the Borrowers authorize such materials to be made available to a portion of any E-System designated “Public Investor” (or equivalent designation), which is intended to contain only information that (x) prior to any public offering of securities by Parent or any other Loan Party, is of a type that would be contained in a customary offering circular for an offering of debt securities made in reliance on Rule 144A under the Securities Act or (y) following any public offering of securities by Parent or any other Loan Party, is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Parent or any Loan Party or its securities for purposes of United States Federal and State securities laws.

SECTION 9.03                                      Waivers; Amendments.

(a)                                 No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Event of Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified (nor shall any forbearance or consent to the departure of the terms thereof be effective) except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and (x) the Required Lenders or (y) the Administrative Agent, with the consent of the Required Lenders, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender;

(ii)                                  reduce or forgive the principal amount of any Loan owing to any Lender or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder to any Lender, without the written consent of such Lender;

(iii)                               postpone the maturity of any Loan owing to any Lender, or any scheduled date of payment of the principal amount of any Loan owing to any Lender, or any date for the payment of any interest, fees or other Obligations payable hereunder to any Lender, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of such Lender;

(iv)                              change Section 2.4(a) or (b) of the Intercreditor Agreement or Section 2.12(c) or Section 7.03 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender directly affected thereby;

(v)                                 change any of the provisions of this Section 9.03(b) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)                              except as provided in Section 8.10 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;

(vii)                           affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be;

(viii)                        amend the definitions of “Revolving Credit Priority Collateral” and “Term Loan Priority Collateral” as set forth in the Intercreditor Agreement, without the written consent of each Lender directly affected thereby;

(ix)                              amend the requirements imposed on a Lender under Section 2.18(e) to make such requirements burdensome solely upon a specific Lender as opposed to all of the Lenders generally, without the written consent of each Lender directly affected thereby;

(x)                                 amend Section 9.05 to make conditions governing the assignment of the Term Loans or the granting of a participation in such Term Loans more restrictive, without the written consent of each Lender directly affected thereby;

(xi)                              except as provided in the Intercreditor Agreement, contractually subordinate any of the Liens granted to the Collateral Agent without the consent of each Lender, provided, however, this subparagraph (xi) shall not apply to a subordination of the Liens granted to the Collateral Agent if such subordination arises pursuant to the granting of liens or superpriority claims pursuant to Section 364 of Title 11 of the United States Code (the “Bankruptcy Code”) or any other provision of the Bankruptcy Code.

(c)                                  The Administrative Agent may unilaterally (and without the consent of any other party unless required by this paragraph) (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, (ii) with consent of the Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, (iii) waive payment of the fee required under Section 9.05(b)(1)(i)(C), and (iv) amend or waive any provision of the Fee Letter or the Post-Closing Letter.  Notwithstanding anything to the contrary in this Section 9.03, Administrative Agent and/or Collateral Agent and any Loan Party may amend or modify this Agreement or any other Loan Document without the consent of any Person to (i) cure any ambiguity, omission, defect or inconsistency therein, or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d)                                 If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrowers may elect to replace all, but not less than all, Non-Consenting Lenders as Lenders party to this Agreement, provided that, concurrently with such replacement, (i) one or more Eligible Assignees shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lenders pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lenders to be terminated as of such date and to comply with the requirements of Section 9.05(b), and (ii) the Borrowers shall pay to each such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, along with, in the case of any amendment, waiver or consent pursuant to which one or both of the interest rate margins set forth in the definition of Applicable Rate will be reduced by more than 0.75% per annum per margin, its ratable share of the Prepayment Fee irrespective whether or not then due or payable and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans and Obligations of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.04                                      Expenses; Indemnity; Damage Waiver.

(a)                                 Expenses.  (i) The Borrowers shall pay all reasonable, documented out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) the Borrowers shall pay all out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any advisors, consultants, accountants or counsel for the Agents or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.04, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred in connection with any sale or other realization upon the Collateral or during any workout, restructuring, negotiations or a solvency or bankruptcy proceedings in respect of such Loans.  Expenses being reimbursed by the Borrowers under this Section 9.04(a) include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)                                     subject to the limitations set forth in Section 5.10, appraisals of all or any portion of the Collateral (including travel, lodging, meals and other out-of-pocket expenses of the appraisers);

(ii)                                  subject to the limitations set forth in Section 5.06, field examinations and the preparation of Reports at either the Collateral Agent’s then customary charge (such charge is currently $1,000 per day (or portion thereof) for each Person employed by the Collateral Agent (who may be an employee of Collateral Agent) with respect to each field examination) or at the fee charged by a third party retained by the Collateral Agent, plus in each case travel, lodging, meals and other out-of-pocket expenses;

(iii)                               lien searches;

(iv)                              sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)                                 costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers to another deposit account, all as described in Section 2.19(c).  Notwithstanding anything to the contrary set forth herein, the maximum amount of costs and expenses incurred with respect to the appraisals and field examinations performed prior to the Effective Date that shall be paid by Borrowers shall be $125,000.

(b)                                 Indemnities.  The Borrowers shall indemnify and defend the Administrative Agent, the Collateral Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, on an after-Tax basis, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) the handling of the Collateral of the Loan Parties as herein provided, (iv) the Agent or Lender relying on any instructions of the Administrative Borrower, (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or a Loan Party is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee in a final nonappealable order or judgment.  Without limiting the foregoing, but subject to the proviso in the preceding sentence, it is agreed and intended that the foregoing indemnity shall include the obligation of the Borrowers to indemnify, defend and hold each Indemnitee harmless with respect to any matter otherwise included in the scope of the foregoing indemnity whether such matter involves a proceeding brought by a Loan Party, a proceeding where a Loan Party is party to such proceeding or otherwise.

(c)                                  The relationship between any Loan Party on the one hand and the Lenders and the Agents on the other hand shall be solely that of debtor and creditor.  None of the Agents or any Lender (i) shall have any fiduciary responsibilities to any Loan Party, or (ii) undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(d)                                 All amounts due under this Section shall be payable promptly after written demand therefor.

(e)                                  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 9.05                                      Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.05(c)) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (1)  Subject to the conditions set forth in Section 9.05(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).

(i)                                     Assignments shall be subject to the following conditions:

A.                                    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,000,000, unless each of the Administrative Borrower and the Administrative Agent otherwise consent (such consent of Administrative Borrower not to be unreasonably withheld or delayed), provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing, provided further that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

B.                                    after giving effect to any partial assignment of a Lender’s Loans, the assignor’s Term Loan Exposure shall not be less than $2,000,000;

C.                                    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to the Administrative Agent;

D.                                    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(ii)                                  Subject to acceptance and recording thereof pursuant to Section 9.05(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(c).

(iii)                               The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest owing on, the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the absolute owner of any Obligations held by such Person, as included in the Register, for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything to the contrary contained in this Agreement, the Obligations hereunder are registered obligations, the right, title and interest of the Lenders and their respective assignees and participants in and to such Obligations shall be transferable only upon notation of such transfer in the Register and no assignment thereof or participation therein shall be effective until recorded therein. This Section 16.3(e) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(iv)                              Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b) and any written consent to such assignment required by Section 9.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.08(b), 2.19(f) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (2)  Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Collateral Agent or the Lenders, sell participations to one or more banks or other entities (other than a Loan Party or its Affiliates, without the written consent of the Administrative Agent) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (iii) of the first proviso to Section 9.03(b) that affects such

Participant.  Subject to Section 9.05(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(i)                                     A Participant shall not be entitled to receive any greater payment under Sections 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or an Affiliate of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Securitization.  In addition to any other assignment permitted pursuant to this Section, Loan Parties hereby acknowledge that (x) the Lenders, their Affiliates and Approved Funds (“Lender Parties”) may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Securitization may be rated by a rating agency.  The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization; provided that (i) any such amendment or additional documentation does not impose material additional costs on Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of Borrower under the Loan Documents or change or affect in a manner adverse to Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders or rating agencies in connection with the rating of the Loans or the Securitization, and (c) providing a certificate (i) agreeing to indemnify the Lender Parties, or any party providing credit support or otherwise participating in the Securitization, including any investors in a securitization entity (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which the Lender Parties or such Securitization Parties may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lender Partiers in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Lender Parties and the other Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

SECTION 9.06                                      Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.07                                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08                                      Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09                                      Right of Setoff.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender or any Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  NOTWITHSTANDING THE FOREGOING, NO LENDER OR AFFILIATE THEREOF SHALL EXERCISE ANY RIGHT OF SET OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT OR REQUIRED LENDERS.

SECTION 9.10                                      Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH OF THE BORROWERS AND LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT, ISSUING BANK OR LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  EACH OF THE BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.10(B).  EACH OF THE PARTIES HERETO

HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.11                                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(a)                                 WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (b) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(b)                                 THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A)-(D) AND ANY SUCH

EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(c)                                  UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(d)                                 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(e)                                  THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(f)                                   THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE

ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(g)                                  THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

SECTION 9.12                                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13                                      Confidentiality.

(a)                                 Parent and each Borrower acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more subsidiaries of such Lender and (ii) information delivered to each Lender by the Loan Parties may be provided to each such subsidiary and affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of Section 9.13(b) as if it were a Lender under this Agreement.

(b)                                 Each of the Administrative Agent and the Lenders severally agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, advisors, managers and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to any nationally recognized rating agency or service (including Moody’s Investor Services, Inc., Standard and Poor’s Ratings Group and Fitch Ratings Ltd.) that requires access to information about a Lender’s (or a potential Lender’s) investment portfolio in connection with ratings to be issued with respect to such Lender (or potential Lender) or with respect to an Approved Fund, (vii) subject to an agreement containing provisions substantially similar to those set forth in this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any investor or prospective investor in an Approved Fund and any trustee, collateral manager, servicer, noteholder or secured party in an Approved Fund or (C) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (viii) with the consent of the Administrative Borrower, (ix) to the Revolving Loan Agent, to any holder of a Subordinated Convertible Note, a Tax Note or the Shareholder Payment Agreement and to any other Person a counterparty to any intercreditor or subordination agreement entered into in connection with the Obligations or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to any Agent or Lender on a nonconfidential basis from a source other than the Borrowers.  For the purposes of this Section 9.13, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent or Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding the foregoing, any Agent or Lender may issue and disseminate to the public general information describing this credit facility, including the names and addresses of the Borrowers and a general description of the Borrowers’ businesses, and may (so long as the Administrative Borrower has previously reviewed and approved the form of such advertisement or promotional materials) use Borrowers’ names in published advertising and other promotional materials.  The obligations of the Administrative Agent and the Lenders under this Section 9.13 shall terminate upon the termination of the Commitments and the payment and satisfaction in full of all Loans.  Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction (as to the parties involved, the type of industry involved, and the amounts and the types of financial accommodations provided hereunder) in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties).

SECTION 9.14                                      Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Loans provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 9.15                                      USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

SECTION 9.16                                      Execution of Loan Documents.  The Lenders hereby empower and authorize the Administrative Agent and Collateral Agent, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.

SECTION 9.17                                      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18                                      Administrative Borrower; Joint and Several Liability.  Each Borrower hereby irrevocably appoints Joe’s Jean’s Subsidiary, Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agents and Lenders with all notices with respect to Loans and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Agent or Lender shall incur any liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agents and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Agent and Lender and hold it harmless against any and all liability, expense, loss or claim of damage or injury, made against such Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of Borrowers as herein provided, (b) such Agent or Lender relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Agent or Lenders hereunder or under the other Loan Documents, except that Borrowers will have no liability under this Section 9.18 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such indemnified party.

(a)                                 Unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each of the Borrowers separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them.  Any notice, request, consent, report or other information or agreement delivered to any Agent or Lender by the Borrowers shall be deemed to be ratified by, consented to and also delivered by the other Borrowers.  Each Borrower recognizes and agrees that each covenant and agreement of “Borrower” or “Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the Borrowers, which may be enforced against Borrowers, jointly or against each of the Borrowers separately.

(b)           All Loans to the Borrowers, upon funding, shall be deemed to be jointly funded to and received by the Borrowers.  Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations of the Borrowers, regardless of the manner or amount in which proceeds of such Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records.  Each Borrower shall be liable for all amounts due to an Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records.  Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations of the Borrowers shall be primary obligations of such Borrower.  The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers.  Each Borrower’s obligations under this Agreement and as an obligor under the Collateral Documents shall be separate and distinct obligations.  Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations.  Each Loan Party consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Obligations.

(c)           With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been indefeasibly paid in full, the Commitments and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender.

(d)           Subject to Section 9.18(c), to the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of Loans other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess.  This Section 9.18(d) is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 9.18(d) is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof.  Notwithstanding anything to the contrary set forth in this Section 9.18(d) or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”).  Consequently, each Borrower, each Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

(e)           Each Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other Borrower, or (ii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.

SECTION 9.19             Subordination of Intercompany Indebtedness.  Each Loan Party hereby agrees that any Indebtedness of any other Loan Party now or hereafter owing to such Loan Party, whether heretofore, now or hereafter created (the “Loan Party Subordinated Debt”), is hereby subordinated to all of the Obligations and that, except as permitted under Section 6.10, the Loan Party Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Agreement is terminated and of no further force or effect.  No Loan Party shall accept any payment of or on account of any Loan Party Subordinated Debt at any time in contravention of the foregoing.  Each payment on the Loan Party Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Loan Party as trustee for the Secured Parties and shall be paid over to the Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Loan Party’s liability hereunder.  Each Loan Party agrees to file all claims against the Loan Party from whom the Loan Party Subordinated Debt is owing in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Loan Party Subordinated Debt, and the Administrative Agent shall be entitled to all of such Loan Party’s rights thereunder.  If for any reason a Loan Party fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Loan Party hereby irrevocably appoints the

Administrative Agent as its true and lawful attorney-in-fact, and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Loan Party’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee.  In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Loan Party hereby assigns to the Administrative Agent all of such Loan Party’s rights to any payments or distributions to which such Loan Party otherwise would be entitled.  If the amount so paid is greater than such Loan Party’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.  In addition, each Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Loan Party’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Loan Party from whom the Loan Party Subordinated Debt is owing.

SECTION 9.20             Payments Set Aside.  To the extent that (a)(i) any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), (ii) Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders) receive any payment in respect of any Obligation, or (iii) Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and (b) such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause or are required to be turned-over to or paid to any other Person pursuant to the Intercreditor Agreement, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 9.21             Certain Waivers.  WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, LOAN PARTIES HEREBY IRREVOCABLY, VOLUNTARILY AND KNOWINGLY WAIVE, TO THE MAXIMUM EXTENT SUCH WAIVER IS NOT PROHIBITED BY LAW, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE §§ 2787 TO 2855, INCLUSIVE AND §§ 2899 AND 3433, INCLUSIVE, CALIFORNIA CODE OF CIVIL PROCEDURE §§ 580A, 580B, 580C, 580D, AND 726, AND CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR LAWS OF ANY OTHER APPLICABLE JURISDICTION.  Any reference to California code sections or any other sections in this Agreement shall be deemed to include any equivalent code provisions under New York or other applicable law.  Without limiting the applicability of the equivalent code provisions under New York law, the foregoing references to the California Civil Code and the California Code of Civil Procedure or other law shall apply if, notwithstanding the provisions of this Agreement or the other Loan Documents, the laws of the State of California or any other laws (other than the laws of the State of New York) are applied to this Agreement or any other Credit Document; provided that the inclusion of such provisions does not affect or limit in any way the parties’ choice of New York law, nor shall such inclusion be construed to mean that any such provisions of California law or other law are in any way applicable to this Agreement, the other Loan Documents or the Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JOE’S JEANS INC.,
a Delaware corporation, as Guarantor

By:	\s\ Marc B. Crossman
Name:	Marc B. Crossman
Title:	President & CEO

JOE’S JEANS SUBSIDIARY, INC.,
a Delaware corporation, as Administrative Borrower

By:	\s\ Marc B. Crossman
Name:	Marc B. Crossman
Title:	CEO

HUDSON CLOTHING, LLC,
a California corporation, as a Borrower

By:	\s\ Peter Kim
Name:	Peter Kim
Title:	CEO

HC ACQUISITION HOLDINGS, INC.,
a Delaware corporation, as a Guarantor

By:	\s\ Peter Kim
Name:	Peter Kim
Title:	CEO

HUDSON CLOTHING HOLDINGS, INC.,
a Delaware corporation, as a Guarantor

By:	\s\ Peter Kim
Name:	Peter Kim
Title:	CEO

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

INNOVO WEST SALES, INC.,
a Texas corporation, as a Guarantor

By:	\s\ Marc B. Crossman
Name:	Marc B. Crossman
Title:	President & CEO

JOE’S JEANS RETAIL SUBSIDIARY, INC.,
a California corporation, as a Guarantor

By:	\s\ Marc B. Crossman
Name:	Marc B. Crossman
Title:	President & CEO

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

GARRISON LOAN AGENCY SERVICES LLC, individually, as Administrative Agent, Collateral Agent, Lead Arranger, Documentation Agent and Syndication Agent

By:	\s\ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

CORBIN OPPORTUNITY FUND, L.P., as a Lender

By: Corbin Capital Management, LLC, its general partner

By:	\s\ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

GARRISON FUNDING 2013-2 LTD, as a Lender

By: Garrison Funding 2013-2 LLC

By:	\s\ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

GMMF LOAN HOLDINGS LLC, as a Lender

By:	\s\ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

GARRISON MIDDLE MARKET FUNDING CO-INVEST LLC., as a Lender

By:	\s\ Brian Chase
Name:	Brian Chase
Title:	Chief Operating Officer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

VPC SBIC I, LP,
as a Lender

By: Victory Park Capital Advisors, LLC,
its investment manager

By:	\s\ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Annex I

COMMITMENT SCHEDULE

Lender	Commitments	Applicable Percentage as of Effective Date
Garrison Funding 2013-2 Ltd	$10,500,000	17.50000%
Corbin Opportunity Fund, L.P.	$8,500,000	14.16667%
VPC SBIC I, LP	$12,500,000	20.83333%
GMMF Loan Holdings LLC	$14,500,000	24.16667%
Garrison Middle Market Funding Co-Invest LLC	$14,000,000	23.33333%
Total	$60,000,000	100%